UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Avis Budget Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2023
Dear Fellow Shareholder:
This past year we saw strong demand for vehicle rentals driven by global travel demand which, coupled with our stringent cost discipline and nimble fleet management, allowed us to achieve our best results in our 75-year history for the second year in a row.
In 2022, we continued to enhance our sustainability practices, community and philanthropical efforts, diversity and inclusion initiatives and reporting. More information can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) and the Environmental, Social and Governance (“ESG”) section of our website, including our latest ESG Report.
It is our pleasure to invite you to attend the 2023 Annual Meeting of Shareholders of Avis Budget Group, Inc., which will be held virtually on May 24, 2023, at 9:00 a.m. Eastern Time.
This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning our Company of which you should be aware when you vote your shares.
On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., we would like to thank you for being a shareholder and express our appreciation for your ongoing support of our Company.
Sincerely,

Bernardo Hees
Executive Chairman of the Board

Joseph A. Ferraro
President and Chief Executive Officer

Notice of 2023 Annual Meeting of Shareholders
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Avis Budget Group, Inc. (the “Company”) will be held online on May 24, 2023, at 9:00 a.m. Eastern Time, to consider and vote upon the following matters:
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To elect as directors the six nominees named in the accompanying proxy statement for a one-year term expiring in 2024 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2023.
3.	To provide advisory approval of the compensation of our named executive officers.
4.	To vote on the frequency of advisory approval of the compensation of our named executive officers.
5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
This year’s Meeting will be held virtually. You will be not be able to attend the Meeting physically in person. We have designed the format of the Meeting to provide shareholders the same ability to participate that they would have at an in-person meeting. Shareholders will be able to listen to the webcast live, submit questions and vote during the online Meeting. You can attend the Meeting by accessing www.meetnow.global/M4WUPKW and entering the 15-digit control number found on the proxy card or notice. No password is required. In the event of a technical malfunction or situation that makes it advisable to adjourn the Meeting, the chair will convene the meeting at 9:00 a.m. Eastern Time on May 24, 2023 at the Company’s principal business address solely for the purpose of adjourning the meeting to reconvene at a date, time and location announced by the meeting chair. If this happens, more information will be provided at www.avisbudgetgroup.com.
The Board of Directors has fixed the close of business on March 31, 2023 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, for at least ten days prior to the Meeting during ordinary business hours at the Company’s principal executive offices, by e-mailing chairman@avisbudget.com.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 24, 2023
The Company’s Proxy Statement on Schedule 14A,
form of proxy card and 2022 Annual Report
are available at
www.edocumentview.com/CAR

By Order of the Board of Directors

Jean M. Sera
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary
Dated: April 5, 2023

Proxy Statement

2023 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation.” This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders
•	Date and Time	May 24, 2023 at 9:00 a.m. Eastern Time
•	Record Date	March 31, 2023
•	Format	Virtual
These materials were first sent or made available to shareholders on April 5, 2023. The Company’s principal executive offices are located at 6 Sylvan Way, Parsippany, NJ 07054.
Voting Matters and Voting Recommendations
Voting Matters	Proposal No.	Our Board’s Voting Recommendation
Election of Directors (page 7)	1	FOR ALL NOMINEES
Ratification of Appointment of Auditors (pages 46-47)	2	FOR
Advisory Approval of the Compensation of our Named Executive Officers (page 48)	3	FOR
Advisory Vote on the Frequency of Advisory Votes on the Compensation of our Named Executive Officers (page 49)	4	EVERY ONE (1) YEAR
Corporate Governance Highlights
•	5 of 6 (83%) of our directors are diverse by gender, ethnicity or race
•	Our Executive Chairman is the only management director
•	All members of our Compensation, Corporate Governance and Audit Committees are independent
•	Annual election of all directors
•	Majority voting (of votes cast) with a director resignation policy for directors in uncontested elections
•	Robust executive and director stock ownership guidelines
•	Each director nominee who served on the Board in 2022 attended at least 75% of Board and Committee meetings held in 2022
•	Policy requiring annual performance evaluation of the Board
Company Performance and Executive Compensation
We saw strong demand for vehicle rentals for full year 2022, and our revenues increased totaling approximately $12.0 billion, a 29% increase compared to 2021, despite the impact of the Omicron variant of COVID-19 in late 2021 and early 2022, and the uncertainty it caused. For 2022, net income was approximately $2.8 billion and Adjusted EBITDA (as defined and reconciled in the “Compensation Discussion & Analysis” section below (the “CD&A”)) was approximately $4.1 billion, which was the highest annual Adjusted EBITDA in our Company’s history. In 2022, we also returned capital to our shareholders through the repurchase of $3.3 billion of the Company’s common stock, par value $0.01 per share (the “Common Stock”), resulting in the repurchase of 16.7 million shares. Our closing stock price on December 31, 2022 of $163.93 reflected a reduction compared to our closing stock price on December 31, 2021; however, our three-year cumulative total shareholder return was 408%.
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As described further in the CD&A, compensation paid to our named executive officers (“NEOs”) for 2022 increased compared to 2021, primarily driven by base salary increases and increases in the grant date value of long-term incentives. The increases were approved by the Compensation Committee based on a market review that indicated that while compensation was generally at median levels, three-year cumulative total shareholder return was well above median, as well as the Company’s robust financial performance during both 2021 and 2022.
About the Annual Meeting
Why am I receiving proxy materials?
The Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2023 Annual Meeting of Shareholders, and any adjournment or postponement thereof (the “Meeting”), to be held virtually on May 24, 2023 at 9:00 a.m. Eastern Time, for the purposes set forth in this Proxy Statement.
On or about April 5, 2023, the Company will first mail to certain shareholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other shareholders this Proxy Statement and the accompanying proxy card.
When and where will the Meeting be held?
The Meeting is scheduled to be held in a virtual-only format at 9:00 a.m. Eastern Time, on May 24, 2023.
How can I attend the Meeting?
Shareholders at the close of business on March 31, 2023 (the “Record Date”) are entitled to virtually attend the Meeting.
Registered Shareholders: If you were a holder of record of the Company’s Common Stock as of the Record Date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the Meeting by accessing www.meetnow.global/M4WUPKW and entering the 15-digit control number found on the proxy card or notice. No password is required. You may also vote your shares during the Meeting by following the online instructions.
Beneficial Owners: If you hold your shares through an intermediary, such as a bank, broker or other agent, you must register in advance to attend the Meeting. To register, you must obtain and submit a legal proxy from the holder of record, reflecting the number of shares of the Company’s Common Stock you held as of the Record Date, along with your name and e-mail address, to Computershare. You must send an e-mail from your broker, bank or other agent, or an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on May 18, 2023. You will receive a confirmation of your registration by e-mail directly from Computershare.
Those without a control number or legal proxy may attend the Meeting as a guest but will not have the option to vote or ask questions at the Meeting. We encourage you to access the Meeting prior to the start time and allow sufficient time to log into the Meeting.
What items will I be voting on and what are the Board’s voting recommendations?
Proposal	Board’s Voting Recommendation
No. 1: Election of Directors (see page 7)	FOR ALL NOMINEES
No. 2: Ratification of Appointment of Auditors (pages 46-47)	FOR
No. 3: Advisory Approval of the Compensation of our Named Executive Officers (see page 48)	FOR
No. 4: Advisory Vote on the Frequency of Advisory Votes on the Compensation of our Named Executive Officers (page 49)	EVERY ONE (1) YEAR
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Could other matters be decided at the Meeting?
The Board is not aware of any other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.
How many votes do I have?
You will have one vote for every share of Common Stock you owned as of the close of business on the Record Date.
How many votes can be cast by all shareholders?
39,760,657 votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.
How many votes must be present to hold the Meeting?
One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 13,253,553 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes, if any, will be counted for the purpose of determining whether a quorum is present.
How many votes are required to elect directors and adopt the other proposals?
Proposal	Vote Requirement	Impact of Abstentions
No. 1: Election of Directors
• Uncontested Election (applies to the Meeting): Directors are elected by a majority of votes cast (number of votes cast “for” each nominee must exceed the number of votes cast “against” that nominee)
• Contested Election: Directors are elected by a plurality of shares present, in person or by proxy, and entitled to vote
Will have no effect on the outcome
No. 2: Ratification of Appointment of Auditors	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 3: Advisory Approval of the Compensation of our Named Executive Officers	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 4: Advisory Vote on the Frequency of Advisory Votes on the Compensation of our Named Executive Officers
Majority of shares present, in person or by proxy, and entitled to vote. Because this proposal has three choices (every three years, every two years or every one (1) year), if none of the frequency alternatives receives the vote of the majority of shares present in person or by proxy and entitled to vote, then we will consider shareholders to have approved the frequency alternative selected by holders of a plurality of shares present in person or by proxy and entitled to vote
Counted as present and entitled to vote, but will not be counted in support of any particular frequency
Under the Company’s Amended and Restated By-laws (the “By-laws”), each incumbent director is required to submit a contingent, irrevocable resignation that the Board of Directors may accept if the director fails to receive the required vote for
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election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.
If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the remaining nominees. If any substitute nominees are designated prior to the Meeting, the Company will file an amended proxy statement, that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee as required by the rules of the Securities and Exchange Commission (the “SEC”). Alternatively, the Board may decide, under certain circumstances, to reduce the size of the Board.
Pursuant to the By-laws, written notice by shareholders of qualifying nominations for election to the Board must have been received by our Secretary by February 24, 2023.
What is a broker non-vote?
A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of Common Stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Meeting, your shares of Common Stock will not be voted by the broker for Proposal Nos. 1 (Election of Directors), 3 (Advisory Approval of Named Executive Officer Compensation) or 4 (Advisory Vote on the Frequency of Advisory Votes on the Compensation of our Named Executive Officers), but the broker will have the discretion to vote your shares of Common Stock on Proposal No. 2 (Ratification of Appointment of Auditors). As a result, broker non-votes will have no effect on the outcome of Proposal Nos. 1, 3 or 4.
Why did certain shareholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?
We are sending to virtually all of our shareholders a Notice (the “Notice” or “Notice of Internet Availability”) containing instructions on how to access this Proxy Statement online, as permitted by SEC rules. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instructions on how to access this Proxy Statement over the Internet or how to obtain printed copies, if you prefer, are set forth in such Notice.
How do I vote?
You should submit your proxy card or voting instruction form as soon as possible. If you received or requested printed copies of the proxy materials by mail, the materials will include a proxy card for registered shareholders (that is, if you hold your shares of Common Stock directly in your name through our transfer agent), or a voting instruction form for beneficial owners (if your shares of Common Stock are held in “street name,” such as in a stock brokerage account or through a bank or other nominee). Whether you are a registered shareholder or hold any of your shares in “street name,” you may vote in the following ways:
By Phone	By Mail
If you received or requested printed copies of the proxy materials by mail, vote by dialing the number on the proxy card/voting instruction form and following the easy voice prompts
If you received or requested printed copies of the proxy materials by mail, vote by marking, signing and dating the proxy card/voting instruction form and returning it promptly in the envelope provided

By Internet Before the Meeting	By Internet During the Meeting
Follow the instructions included on the proxy card/voting instruction form or Notice of Internet Availability	Vote during the virtual Meeting while the polls remain open by following the online instructions
The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares—please follow the instructions shown on your proxy card/voting instruction form or Notice of Internet Availability. If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important.
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Certain of our shareholders hold their shares in more than one account and may receive separate proxy cards/voting instruction forms or Notices of Internet Availability for each of those accounts. To ensure that all of your shares are represented at the Meeting, we recommend that you follow the instructions included on each proxy card/voting instruction form or Notice of Internet Availability you receive.
Can I change my vote?
Yes. If you are a registered shareholder, you may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:
•	vote again (including by phone or Internet by the applicable deadline); or
•	complete, sign, date and return a new proxy card or voting instruction form with a later date; or
•	give timely written notice of such revocation to our Corporate Secretary at 6 Sylvan Way, Parsippany, N.J. 07054; or
•	vote during the virtual Meeting while the polls remain open.
If your shares are held in “street name” (i.e., the shares are held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or nominee and follow its procedures for changing your voting instructions. You also may vote during the virtual Meeting if you obtain a legal proxy from your bank, broker or other nominee.
Only the latest validly executed proxy that you submit will be counted.
What if I do not vote with respect to some of the proposals?
Shares of Common Stock represented by proxies received by the Company (whether through the return of a proxy card or voting instruction form) that do not contain voting instructions (or if you vote by telephone or electronically via the Internet without indicating how you want to vote) will be voted in accordance with the recommendations of the Board, including:
•	“FOR ALL” of the nominees recommended by the Board (Proposal No. 1);
•	“FOR” the ratification of the appointment of auditors (Proposal No. 2);
•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3); and
•	“EVERY ONE (1) YEAR” with respect to the advisory vote on the frequency of advisory votes on the compensation of our named executive officers (Proposal No. 4).
How do participants in savings plans vote?
If you hold shares of Common Stock in the “Avis Budget Group, Inc. Employee Savings Plan” or the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”), you will receive a proxy card that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. To the extent such instructions are not received prior to noon Eastern Time on May 17, 2023, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which they have not received instructions proportionately in accordance with the shares of Common Stock for which they have received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon Eastern Time on May 17, 2023. Participants in the Savings Plans are not entitled to vote in person at the Meeting.
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How do I vote my shares that were purchased under the former Avis Budget Group, Inc. Employee Stock Purchase Plan (“ESPP”)?
If you hold shares of Common Stock that were purchased through the Company’s former ESPP, which was terminated effective December 1, 2020, you will receive a proxy card or notice that covers shares of Common Stock held for you in your Computershare account. You may vote your shares of Common Stock via the Internet, by telephone or mail in the same manner as described above for registered shareholders. If you vote your ESPP shares by noon Eastern Time, on May 17, 2023, Computershare will vote the shares as you have directed. If voting instructions are not received in time, Computershare will not vote your shares for any proposal.
How can I find the voting results of the Annual Meeting?
Voting results will be tallied by the inspector of election. The Company will report the results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.
How can I access the Company’s proxy materials and annual report electronically?
This Proxy Statement and the 2022 Annual Report may be viewed online at www.edocumentview.com/CAR. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by enrolling at www.envisionreports.com/CAR. If you choose this option, you will receive a proxy form in April 2024 listing the website locations where proxy materials will be posted, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.
How does a shareholder nominate someone to be a director?
Director nominations may be made by a shareholder so long as the qualifying shareholder follows the procedures outlined in the By-laws. Pursuant to the By-laws, for a nomination to be made by a shareholder, such shareholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2024 annual meeting, the Company must receive this notice on or before February 24, 2024. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for shareholder nominations set forth in the By-laws and any additional information required by applicable law. For more information, see “Shareholder Proposals for 2024 Annual Meeting” on page 50.
Additionally, a copy of the full text of the provision of the By-laws describing the procedure for shareholder nominations may be accessed in the “Investor Relations—Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.
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Proposals to Be Voted on at Meeting
Proposal No. 1
Election of Directors
The Board of Directors (the “Board”) has nominated Bernardo Hees, Jagdeep Pahwa, Anu Hariharan, Lynn Krominga, Glenn Lurie and Karthik Sarma to be elected at the 2023 Annual Meeting of Shareholders (the “Meeting”) to serve as directors for a one-year term ending at the 2024 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The nominations of Mr. Pahwa and Mr. Sarma are in accordance with the terms of the Fourth Amended and Restated Cooperation Agreement (as amended through the date hereof, the “Cooperation Agreement”), dated as of December 23, 2022, between the Company and SRS and certain of its affiliates.
Biographical Information for Nominees
The following material contains information concerning the Board’s nominees, including their period of service as a director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Meeting.
BERNARDO HEES
Executive Chairman of the Board
Mr. Hees, age 53, has been a director since February 2020 and Executive Chairman since July 2020. Previously, Mr. Hees served as Chief Executive Officer of The Kraft Heinz Company from 2015 to June 2019. He served as Chief Executive Officer of H.J. Heinz Holding Corporation from 2013 until its merger with Kraft Foods Group in 2015. From 2010 to 2013, Mr. Hees served as Chief Executive Officer of Burger King Worldwide Holdings, Inc., a global fast food restaurant chain, and Burger King Worldwide, Inc. from 2012 to 2013. From 2005 to 2010, he was Chief Executive Officer of América Latina Logística, a Brazilian logistics company. Mr. Hees was also a partner at 3G Capital, a global investment firm, from 2010 to 2019. Mr. Hees is also a director of Bunge Limited, which files reports pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”).
Specific Qualifications, Attributes, Skills and Experience:
•	Chief Executive Officer experience
•	Public company board experience
•	International experience
•	Diverse personal background
JAGDEEP PAHWA
Vice Chairman of the Board
Mr. Pahwa, age 49, has been a director since April 2018 and Vice Chairman since February 2020. Mr. Pahwa has been the President of SRS Investment Management, LLC since 2017 and has led SRS’s private equity business since 2006. Previously, Mr. Pahwa worked at McKinsey & Company in the U.S. and India, where he led client engagements in the telecom, technology and real estate sectors. Prior thereto, Mr. Pahwa worked in the Mergers & Acquisitions group of Lehman Brothers in New York. Mr. Pahwa received a Bachelor of Technology from the Indian Institute of Technology, Delhi, and an M.S. from Princeton University and an M.B.A. from Harvard Business School.
Specific Qualifications, Attributes, Skills and Experience:
•	Financial and investment expertise
•	Advisory experience in business strategy and growth
•	Broad international experience and understanding of the technology sector
•	Diverse personal background
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ANU HARIHARAN
Board Committees: Audit
Ms. Hariharan, age 42, has been a director since January 2022. Until recently, Ms. Hariharan was Managing Director at Y Combinator’s Continuity Fund focused on growth stage investments, where she led investments in Convoy, Brex, Gusto and Faire, among many others. Prior to joining Y Combinator in 2016, Ms. Hariharan was a Partner with the investment team at Andreessen Horowitz, from 2014 to 2016. Previously, Ms. Hariharan was a Principal with The Boston Consulting Group, from 2010 to 2014, and, prior to that, a senior software engineer with Qualcomm. Ms. Hariharan holds a B.E. from the National Institute of Technology Karnataka, an M.S. from Virginia Tech and an M.B.A. from The Wharton School at the University of Pennsylvania.
Specific Qualifications, Attributes, Skills and Experience:
•	Advisory experience in business strategy and growth
•	Investment and technology experience
•	Diverse personal background
LYNN KROMINGA
Board Committees: Audit, Compensation, Corporate Governance (Chair)
Ms. Krominga, age 72, has been a director since October 2006. Ms. Krominga is an attorney, management consultant and former senior executive of global businesses. Ms. Krominga has served on the boards of directors of public, private and not-for-profit companies, as well as advisory boards of start-up and early stage technology and personal care businesses in the U.S. and abroad. Since 1999, she has been a consultant to private equity, venture capital, hedge funds and angel investors, in which capacity she served in a number of operating and board roles, including Chief Executive Officer of Fashion Wire Daily, Inc.; director and audit committee member of AHAVA Dead Sea Laboratories, Ltd. (a global cosmeceuticals business); advisor to London-based Apax Partners for acquisitions in Israel and the United States; director of StructuredWeb, Inc; board of advisors of Makeover Studios, Inc.; General Manager-North America of Electric Fuel, Inc. (an early stage fuel cell-based technology business); and Internet Consultant for private websites in the U.S. and Europe. From 2007 until January 2013, Ms. Krominga served as a director of publicly traded Sunrise Senior Living, Inc., one of the world’s largest assisted living companies, with operations in the U.S., Canada, the U.K. and Germany. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living and as Lead Director thereafter until January 2013 (when the company was sold). She also served as Chairman of the Compensation Committee (2008-2011), and as a member of the Audit, Compensation and Governance Committees from 2007-2013. Ms. Krominga is the former President of the Revlon and Coleman Worldwide Licensing Divisions, and previously served as General Counsel and International Counsel for Revlon’s global operations. Prior to joining Revlon, she was Senior Counsel at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton.
Specific Qualifications, Attributes, Skills and Experience:
•	Significant legal, governance, licensing, technology and regulatory expertise
•	International experience
•	Executive management experience and financial expertise
•	Diverse personal background
•	Public company board experience
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GLENN LURIE
Board Committees: Audit (Chair), Compensation
Mr. Lurie, age 57, has been a director since May 2018. Since August 2021, Mr. Lurie has served as Venture Partner at Stormbreaker Ventures, an early-stage fund focused on capital-efficient startups. Mr. Lurie was the President and Chief Executive Officer of Synchronoss Technologies, Inc. from 2017 to 2020. Prior to joining Synchronoss, Mr. Lurie was employed by AT&T for 27+ years and was President and Chief Executive Officer of AT&T Mobility and Consumer Operations when he retired in September of 2017. Mr. Lurie helped usher in the smartphone era by leading negotiations for AT&T with Apple for the first iPhone and then for the first iPad. He built three groundbreaking businesses at AT&T: IoT (Internet of Things) business – bringing wireless connectivity to tablets, cars, connected cities and consumer electronics; Digital Life – AT&T’s home automation and security business; and the launch of Aio Wireless – now Cricket Wireless, the company’s industry-leading prepaid flanker brand. At AT&T, Mr. Lurie served in a variety of leadership roles, including as President and Chief Executive Officer of Mobility and Consumer Operations from 2016 to 2017, President and Chief Executive Officer of AT&T Mobility from 2014 to 2016, President of Emerging Enterprises and Partnerships Organization from 2011 to 2014 and President of Emerging Devices Organization (now IoT Organization) from 2008 to 2011. Mr. Lurie previously served as a director of Synchronoss, which files reports pursuant to the Exchange Act. Mr. Lurie also serves as a director of Teal Communications, a global eSIM and IoT connectivity platform provider; Blue Link Wireless, an AT&T Authorized Dealer and service provider; and Pivotal Commware, Inc., which develops 5G network platforms, services and applications.
Specific Qualifications, Attributes, Skills and Experience:
•	Chief Executive Officer experience
•	Technology, operations, strategy, and business development experience
•	Public company board experience
KARTHIK SARMA
Board Committees: Compensation (Chair), Corporate Governance
Mr. Sarma, age 48, has been a director since May 2020. Mr. Sarma is the Managing Partner at SRS, which he founded in 2006. Prior to founding SRS, Mr. Sarma was a Managing Director at Tiger Global Management, LLC, which he joined within a few months of its launch in 2001. Prior to joining Tiger Global, Mr. Sarma worked as a consultant at McKinsey & Company in its New York office. Mr. Sarma received a Bachelor of Technology from the Indian Institute of Technology, Chennai and an M.S. from Princeton University.
Specific Qualifications, Attributes, Skills and Experience:
•	Experience in the technology sector
•	Financial and investment expertise
•	Experience providing strategic and operational advice
•	Diverse personal background
Director Nomination Process
For additional information regarding the director nomination process, please see the section titled “Director Nomination Procedures” on page 14 of this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.
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Corporate Governance
Functions and Meetings of the Board of Directors
The Company’s corporate governance guidelines, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Governance” section of the Company’s website at www.avisbudgetgroup.com.
Director Independence
To determine director independence, our Board of Directors reviews, among other things, commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years.
Independent Nominees
After evaluating the factors described above, the Board of Directors has affirmatively determined that each of the following director nominees is independent in accordance with Nasdaq rules.
Lynn Krominga	Karthik Sarma
Glenn Lurie	Anu Hariharan
The Board has determined that Mr. Hees is not independent because of his status as Executive Chairman of the Board and that Mr. Pahwa is not independent because his brother-in-law is a partner at Deloitte Haskins & Sells LLP, which is affiliated with Deloitte & Touche, LLP, our independent auditor. All of the directors currently serving on our Corporate Governance Committee, Compensation Committee, and Audit Committee are independent based upon Nasdaq corporate governance listing standards and applicable rules of the SEC.
Board Leadership Structure
Our current Board leadership structure consists of:
•	Executive Chairman of the Board: Bernardo Hees;
•	Vice Chairman of the Board: Jagdeep Pahwa; and
•	Fully independent Compensation, Corporate Governance and Audit Committees.
The Board of Directors is responsible for establishing and maintaining the most effective leadership structure for the Company. The Board regularly reviews its leadership structure to determine the most appropriate arrangement. The Board, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its shareholders at this time.
The roles of Chief Executive Officer and Chairman were separated in 2015. Mr. Hees was named Executive Chairman of the Board in July 2020, after having joined the Board as independent Board Chair in February 2020. Our Executive Chairman is typically responsible for (i) together with our Vice Chairman, and in consultation with the Chief Executive Officer and other Directors, collaboratively establishing the annual Board calendar, setting agendas for meetings of the Board and providing input as requested on the meeting agendas for the Board’s committees, (ii) leading the discussion at our Board meetings, (iii) chairing the annual meetings of our shareholders, (iv) being available in appropriate circumstances to speak on behalf of the Board and to consult and communicate directly with shareholders, (v) providing guidance and oversight to our management as appropriate, (vi) together with our Vice Chairman, serving as the Board’s liaison to management, (vii) with management, exercising oversight of the Company’s strategic planning initiatives, M&A opportunities and capital structure allocation policies, and (viii) performing such other duties as may be delegated by the Board from time to time.
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Under the Company’s By-laws, the Board may elect one or more Vice Chairmen to preside at Board and shareholder meetings, in the absence of the Chairman of the Board, and to perform such other duties as may be delegated by the Board. The Board believes that Board leadership is enhanced by the appointment of a Vice Chairman, and appointed Mr. Pahwa as Vice Chairman in February 2020.
To maintain flexibility in carrying out its responsibility with respect to leadership structure, the Board does not currently have a requirement that the roles of Chief Executive Officer and Chairman of the Board be separated, or if separated, that the Chairman be independent. Under the Company’s corporate governance guidelines, if the Chairman of the Board is not an independent director, the Board may, but is not required to, designate an independent lead director. The Board believes it is in the best interest of our Company to make these determinations based on the position and direction of our Company and the constitution of the Board and management team from time to time, and accordingly the Board regularly evaluates the appropriateness of this structure to the Company and its strategy.
Risk Management and Risk Assessment
The Board and its committees are actively involved in overseeing our risk management. The full Board routinely assesses our major risks and mitigation measures, in order to promote our shareholders’ and other stakeholders’ interests in our business continuity, long-term resilience, financial strength, and overall success. We believe that our Board composition provides us with robust and well-rounded experience to assist in effective oversight of management. In addition, the Board delegates to its committees responsibility for overseeing certain types of risk, as reflected in the chart below, and the committees in turn report regularly to the Board on activities in their respective areas of oversight.

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Our senior management team has developed a comprehensive strategic planning and enterprise risk management process for identifying, assessing, and managing risk, which considers factors including severity, immediacy, likelihood and potential impact on us and our strategy. The risk management framework is reviewed at least annually, and management assesses against this framework throughout the year. As part of this process, management periodically leverages the expertise of external advisors to identify trends and emerging risks. Management reviews areas of significant risk and proposed mitigation activities, as well as key themes in existing and emerging risks, and alignment with the company’s disclosure controls and procedures, with the Board’s committees at regular intervals.
Executive Compensation Risk
Management annually reviews the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviews the Company’s incentive compensation programs applicable to all employees with the Compensation Committee and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company’s incentive compensation programs are considered, including: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, the Company has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Communicating with the Board of Directors
Shareholders and other interested parties may send communications directly to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In addition, all parties interested in communicating directly with the Chairman of the Board or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Chairman of the Board, c/o the Corporate Secretary, via e-mail at chairman@avisbudget.com, or by using the form available in the “Investor Relations—Contact the Board” section of the Company’s website at www.avisbudgetgroup.com. The Chairman is responsible for reviewing and distributing all interested parties’ communications received to the intended recipients and/or to the full Board of Directors, as appropriate.
Codes of Conduct
The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.
Board of Directors Meetings
The Board of Directors held six meetings during 2022. In 2022, all directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served during such director’s period of service. We expect all directors to attend each regularly scheduled Board of Directors meeting. All directors are welcome to attend the Company’s annual meeting of shareholders, and while there is no formal policy regarding attendance at annual meetings, we encourage at least one representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2022 Annual Meeting of Shareholders was attended by two of our directors.
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Committees of the Board of Directors
The standing committees of the Board include the Audit Committee, the Compensation Committee and the Corporate Governance Committee.
Name	Audit	Compensation	Corporate Governance
Bernardo Hees
Anu Hariharan	✔
Lynn Krominga	✔	✔	Chair
Glenn Lurie	Chair	✔
Jagdeep Pahwa
Karthik Sarma		Chair	✔
Committee Meetings Held in 2022	4	5	4
The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the “Investor Relations—Governance” section of the Company’s website at www.avisbudgetgroup.com.
Audit Committee
The Audit Committee assists in the Board’s oversight of:
•	the integrity of the Company’s consolidated financial statements;
•	the Company’s independent auditors’ qualifications and independence;
•	the performance of the Company’s independent auditors and the Company’s internal audit function;
•	the Company’s compliance with legal and regulatory requirements;
•	the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting;
•	the Company’s major financial risk exposures and the steps management has undertaken to control such risks; and
•	the Company’s risks associated with information technology and cybersecurity.
The Board of Directors has determined that all members of the Audit Committee are independent directors within the meaning of applicable Nasdaq rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each of Mr. Lurie and Ms. Krominga qualifies as an “audit committee financial expert” as defined by the rules of the SEC and satisfies Nasdaq’s “financial sophistication” requirement.
Compensation Committee
The Compensation Committee assists in the Board’s oversight of the Company’s compensation policies and programs by:
•	reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determining and approving the Chief Executive Officer’s compensation;
•	reviewing and approving individual elements of total compensation for our other executive officers;
•	reviewing and approving our annual and long-term incentive compensation programs and plans;
•	reviewing and approving all stock option and other equity awards;
•	assessing the results of the Company’s most recent advisory vote on executive compensation; and
•	evaluating whether compensation arrangements for executive officers incentivize unnecessary risk-taking.
We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.
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The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with Nasdaq rules and a non-employee director for purposes of Section 16 of the Exchange Act.
Corporate Governance Committee
General
The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable Nasdaq rules.
Director Nomination Procedures
The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.
The Corporate Governance Committee will consider written proposals from shareholders for candidates to be nominees for director positions. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, and should include the following: (a) the name of the shareholder and evidence of such shareholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named and serve as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the Company’s By-laws and under the caption “Shareholder Proposals for 2024 Annual Meeting” below.
The Corporate Governance Committee’s process for identifying and evaluating candidates to be nominees to the Board of Directors is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. As part of the search process, the Corporate Governance Committee includes women and historically underrepresented candidates in the pool of candidates and instructs any search firm the Committee engages to do so (often called a “Rooney Rule”). These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. The Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.
In general, the Corporate Governance Committee expects that a similar evaluation process would be used to evaluate director candidates recommended by shareholders.
Diversity
As set forth in its charter and the Company’s corporate governance guidelines, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin. The Company’s corporate governance guidelines affirm the Committee’s commitment to diversity to include, and shall have any search firm it engages include, women and historically underrepresented candidates in the pool from which the Corporate Governance Committee selects director candidates. The Corporate Governance Committee implements that policy by actively considering diversity in the mix of qualifications, experience, attributes or skills included in its process of identifying and evaluating candidates to be nominees to the Board in accordance with its charter. The Company believes that its nominees further its commitment to enhancing diversity at the Board level.
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Board Diversity Matrix as of April 5, 2023
Total Number of Directors	6
	Female	Male
Gender Identity
Directors	2	4
Demographic Background
Asian	1	2
Hispanic or Latinx	0	1
White	1	1

Oversight of Environmental, Social and Governance (“ESG”) Matters
The Board and our management recognize the importance of oversight of ESG matters. Oversight responsibilities of the Corporate Governance Committee for ESG matters for the Company are memorialized in the Committee’s charter to specify its responsibility to:
•	review and discuss emerging best practices, trends and key issues related to ESG matters; and
•	oversee the Company’s strategy and governance of ESG matters and to advise the Board on such matters.
The Corporate Governance Committee reviews all significant ESG policies, processes, and commitments, and oversees the Company’s assessments of its progress towards achieving its ESG targets and goals. The Corporate Governance Committee also oversees the Company’s risks and disclosures related to ESG and annual ESG reporting, which cover matters such as the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting our stakeholders, and causes a briefing on ESG matters to be provided to the Board on at least an annual basis.
In addition, the Corporate Governance Committee conducts periodic reviews of the Company’s programs, policies and procedures in the area of ESG. This includes, among other things, directing senior management to report to the Corporate Governance Committee, on a periodic basis, assessments and progress against both longer- and shorter-term key objectives, metrics and program enhancements set by senior management and reviewed by the Committee.
Succession Planning
The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for the Chief Executive Officer and for overseeing the development, implementation and periodic review of a succession plan for senior executives. Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value.
The Board of Directors views succession planning as an ongoing process and will continue its review of available talent, both internal and external, to ensure the uninterrupted strength of the entire management team. In order to ensure that qualified
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candidates are available for senior executive positions, the Board of Directors oversees the development of internal candidates and is responsible, if necessary, for the identification of suitable external successor candidates. The Board of Directors also maintains an “emergency” succession plan in the event of an unexpected disability or inability of any of our senior executives to perform his or her duties.
Related Person Transactions
The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:
•	the Company (including any of its subsidiaries) was, is or will be a participant; and
•
any related person (i.e., a director, executive officer, director nominee, or any greater than 5% beneficial owner, or any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company’s related persons policy, transactions with related persons are reviewed in advance by the General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officer that the transaction is a related person transaction and the amount involved exceeds $120,000:
•	The transaction will be submitted for review to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee.
•	The Audit Committee or its Chairman will then consider all relevant facts and circumstances available.
•	The Audit Committee or its Chairman will approve only those transactions, determined in good faith to be in, or not inconsistent with, the best interests of the Company and its shareholders.
Additionally, under certain circumstances, the General Counsel or Chairman of the Audit Committee may recommend that the independent members of the Board consider the advisability of a related person transaction. The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company’s matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.
On September 1, 2022, SRS Mobility Ventures, LLC increased their ownership in one of our subsidiaries, Avis Mobility Ventures LLC (“AMV”) to 51% at a fair value of $62 million, through the issuance of Class B Preferred Voting Membership Interests in AMV. Prior to this transaction, since August 2021, SRS Mobility Ventures, LLC had owned a 33 1/3% Class A Membership Interest in AMV. SRS Mobility Ventures, LLC is an affiliate of our largest shareholder, SRS Investment Management, LLC. We provide vehicles and related fleet services to AMV, as well as certain administrative services to support their operations. For the year ended December 31, 2022, we recognized $7 million of income related to these services within other (income) expense, net, had receivables from AMV of $6 million and had a net investment in vehicle finance leases of $36 million.
Shareholder Engagement
We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2022, our key engagement activities included numerous group and one-on-one investor meetings, conference calls accessible to all shareholders following each of our quarterly earnings releases, presentations at various investor conferences, and our 2022 Annual Meeting of Shareholders. Members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to provide feedback to management. We value the input and insights of our shareholders and are committed to continued engagement with investors. Key topics of focus in 2022 included our strategy and results as well as travel and industry trends.
From time to time, certain of our independent Board members attend investor meetings, in addition to attending the Annual Meeting of Shareholders.
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Our investor relations department is the key point of contact for shareholder interaction with the Company. Shareholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis.
Stock Ownership
Equity Compensation Plan Information
The following table provides information about shares of our Common Stock that may be issued upon the exercise of options and restricted stock units under all of our existing equity compensation plans as of December 31, 2022.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Excludes Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (b)
Equity compensation plans approved by security holders	1,233,845	$—	4,135,434
Equity compensation plans not approved by security holders	—	$—	—
Total	1,233,845	$—	4,135,434
(a)	Includes awards granted under the Amended and Restated Equity and Incentive Plan, which plan was approved by shareholders.
(b)	Represents 4,135,434 shares available for issuance under the Amended and Restated Equity and Incentive Plan.
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Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 13, 2023, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers, and (iii) all of the Company’s directors, nominees and current executive officers, as a group.
Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)
Principal Shareholders:**
SRS Investment Management, LLC(4) One Bryant Park, 39th Floor New York, NY 10036	18,430,882	46.4%	—
FMR LLC(5) 245 Summer Street Boston, Massachusetts 02210	5,593,641	14.1%	—
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	2,363,381	5.9%	—
Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	2,115,373	5.3%	—
Directors, Nominees and Named Executive Officers:
Bernardo Hees	457,140	1.1%	1,525
Anu Hariharan	952	*	952
Lynn Krominga	16,194	*	16,194
Glenn Lurie	12,027	*	12,027
Jagdeep Pahwa	—	*	—
Karthik Sarma(8)	18,430,882	46.4%	—
Joseph A. Ferraro	238,341	*	—
Brian J. Choi	70,378	*	—
Ravi Simhambatla	—	*	—
Izilda “Izzy” P. Martins	25,095	*	—
All Directors, Nominees and Executive Officers as a group (14 persons)	19,374,860	48.8%	30,698(9)
*	Amount represents less than 1% of outstanding Common Stock.
**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 13, 2023.
(1)
Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) restricted stock units held by executive officers that may vest within 60 days of March 13, 2023, and (iii) restricted stock units held by directors that may be settled within 60 days of March 13, 2023.

(2)	Based on 39,761,415 shares of Common Stock outstanding on March 13, 2023.
(3)
Includes (i) restricted stock units held by executive officers that may vest within 60 days of March 13, 2023 and (ii) restricted stock units held by directors that may be settled within 60 days of March 13, 2023.

(4)
Reflects beneficial ownership of 18,430,882 shares of Common Stock by SRS and Karthik R. Sarma (the “Reporting Persons”), as derived solely from information reported on Schedule 13D/A under the Exchange Act, as filed with the SEC on December 27, 2022. Such Schedule 13D/A indicates that SRS and Mr. Sarma share voting and dispositive power over the shares of Common Stock. SRS serves as investment manager to certain investment funds (the “Funds”) and has investment discretion with respect to the shares of Common Stock held by the Funds. SRS Investment Management, LP (“SRS IM”) is the managing member of SRS. SRS Investment Management GP, LLC (“SRS IM GP”) is the general partner of SRS IM. Mr. Sarma is the managing member and principal of SRS IM GP. In such capacities, Mr. Sarma and SRS may be deemed to have voting and dispositive power with respect to the shares of Common Stock held for the Funds. The shares of Common Stock beneficially owned by the Reporting Persons include 9,250,000 shares of Common Stock that are subject to a pledge arrangement. The Reporting Persons have economic exposure to, and may be deemed to beneficially own, an additional 2,862,283 notional shares of Common Stock pursuant to cash-settled equity swaps, as derived solely from information reported on the Schedule 13D. Such notional shares represent approximately 7.2% of the shares of Common Stock outstanding on March 13, 2023. Such Schedule 13D indicates that the Reporting Persons do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.

(5)
Reflects beneficial ownership of 5,593,641 shares of Common Stock by FMR LLC (“FMR”) and Abigail P. Johnson, a director and the Chairman and Chief Executive Officer of FMR, as derived solely from information in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 9, 2023. Such Schedule 13G/A indicates that FMR has sole voting power over 5,592,157 shares of Common Stock and sole dispositive power over 5,593,641 shares of Common Stock.

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(6)
Reflects beneficial ownership of 2,363,381 shares of Common Stock by BlackRock, Inc. (“BlackRock”), as derived solely from information in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 1, 2023. Such Schedule 13G/A indicates that BlackRock has sole voting power over 2,259,325 shares of Common Stock and sole dispositive power over 2,363,381 shares of Common Stock.

(7)
Reflects beneficial ownership of 2,115,373 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 9, 2023. Such Schedule 13G/A indicates that The Vanguard Group, Inc. has shared voting power over 9,863 shares of Common Stock, sole dispositive power over 2,077,426 shares of Common Stock, and shared dispositive power over 37,947 shares of Common Stock.

(8)
Reflects shared beneficial ownership of 18,430,882 shares of Common Stock by SRS and Mr. Sarma, as described above in footnote (4). All of these shares are included in the 19,416,253 shares of Common Stock deemed to be beneficially owned by all directors, nominees and executive officers as a group.

(9)	Represents 29,173 restricted stock units held by non-employee directors and 1,525 restricted stock units held by Mr. Hees that may be settled within 60 days of March 13, 2023.
Delinquent Section 16(a) Reports
The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2022 were timely made except for one Form 4 that was inadvertently filed late on behalf of Cathleen DeGenova, the Company’s Chief Accounting Officer, relating to the vesting and related tax withholding of restricted stock units previously awarded to Ms. DeGenova.
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Executive Officers
Executive officers of the Company are set forth below. Each executive officer is appointed to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause. Of our nine executive officers, approximately 67% are women and/or individuals from historically underrepresented groups.
Name	Offices or Positions To be Held
Bernardo Hees	Executive Chairman of the Board
Joseph A. Ferraro	President and Chief Executive Officer
Brian J. Choi	Executive Vice President and Chief Financial Officer
Patrick “Keith” Rankin	President, International
Izilda P. Martins	Executive Vice President, Americas
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
Ravi Simhambhatla	Executive Vice President, Chief Digital and Innovation Officer
Jean M. Sera	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Cathleen DeGenova	Vice President and Chief Accounting Officer
Biographical information for our Executive Chairman is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information for all other present executive officers is set forth below.
Name	Biographical Information
Joseph A. Ferraro
Mr. Ferraro, age 66, was appointed President and Chief Executive Officer in June 2020. Previously, Mr. Ferraro held various executive roles with the Company, including Interim President and Chief Executive Officer from January 2020 through June 2020, President, Americas from January 2015 through December 2019 and Senior Vice President, North America Operations from October 2011 to December 2014. Mr. Ferraro joined the Company in 1979, and served in various positions of increasing responsibility in the Company’s North American operations.

Brian J. Choi
Mr. Choi, age 40, was appointed Executive Vice President and Chief Financial Officer in August 2020. Previously, Mr. Choi served on the Board of Directors of the Company from January 2016 through August 2020. Prior to joining the Company, Mr. Choi was a partner at SRS and served in various roles at SRS since October 2008. Previously, Mr. Choi worked at Metalmark Capital from 2007 to 2008 and he also served as an analyst in the Leveraged Finance Group at Lehman Brothers from 2005 to 2007.

Keith Rankin
Mr. Rankin, age 53, has been President of International since June 2019. Prior to joining the Company, Mr. Rankin held the position of Chief Executive Officer for the automotive division of Barloworld in South Africa from March 2015. Barloworld is a distributor of leading global brands, providing integrated rental, fleet management, product support and logistics solutions, and a licensee partner of Avis Budget Group. Mr. Rankin began his career with Avis in South Africa in 1998 and was appointed Chief Executive of Avis Car Rental Southern Africa in 2004. In 2007, he was appointed Chief Executive Officer of car rental, part of Barloworld’s automotive division that included Barloworld’s southern Africa and Scandinavian car rental operations.

Izilda P. Martins
Ms. Martins, age 51, was appointed Executive Vice President, Americas in June 2020, after assuming the responsibilities associated with this role on an interim basis in January 2020. Previously, Ms. Martins held various strategic and financial roles with the Company, including Senior Vice President and Chief Financial Officer, Americas from May 2014 through December 2019, Senior Vice President and Acting Chief Accounting Officer from November 2010 through May 2014, and Vice President of Tax from August 2006 through November 2010. Ms. Martins was Director of Tax Planning and Mergers & Acquisitions of Cendant Corporation (as the Company was formerly known) from November 2004 through August 2006. Prior to joining the Company, Ms. Martins was associated with Deloitte & Touche LLP for seven years.

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Edward P. Linnen
Mr. Linnen, age 53, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 to February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.

Ravi Simhambhatla
Mr. Simhambhatla, age 55, was appointed Executive Vice President, Chief Digital and Innovation Officer, in July 2022. Prior to joining Avis Budget Group, Mr. Simhambhatla was Managing Director Cloud Customer Experience & Transformation Officer at Google Cloud since April 2020. Previously, Mr. Simhambhatla worked at United Airlines from July 2015 to March 2020, where he served as Vice President & Chief Technology Officer from June 2019 and previously as Vice President, Commercial Technology. Prior to joining United Airlines, Mr. Simhambhatla also served in various technical leadership roles, including at Air Lingus, Tesla Motors and Virgin America.

Jean M. Sera
Ms. Sera, age 53, has been Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since March 2020. Ms. Sera held the title of Senior Vice President, Corporate Secretary and Global Programs from August 2016 to March 2020, and the title of Senior Vice President and Corporate Secretary from August 2006 to August 2016. Ms. Sera was a member of the Legal Department of Cendant Corporation (as the Company was formerly known) from January 2002 to August 2006, where she held roles of increasing responsibility, including Vice President and Group Vice President. Prior to joining the Company, Ms. Sera was an associate with the law firm of Shearman & Sterling LLP.

Cathleen DeGenova
Ms. DeGenova, age 61, has been Vice President and Chief Accounting Officer since August 2019. Previously, Ms. DeGenova held the title of Vice President of the Company overseeing External Reporting and Technical Accounting since April 2018. Ms. DeGenova previously held the title of Director of External Reporting & Technical Accounting from June 2013, when she joined the Company. Prior to joining the Company, Ms. DeGenova held similar roles at Zipcar, Inc., which the Company acquired in 2013, Charles River Labs and Millipore, and was an accountant with Ernst & Young. Ms. DeGenova is a Certified Public Accountant.

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Executive Compensation
Compensation Discussion and Analysis
We refer you to our 2022 Annual Report for additional information regarding our financial information discussed below. When we refer to “the Committee” in this “Executive Compensation” section, we are referring to the Compensation Committee.
Executive Summary
The Committee uses our executive compensation programs to motivate and retain our executive talent and align their interests with shareholders. As described below, we outperformed our 2022 Annual Incentive Plan metrics and goals and 2020-2022 PSU performance metric. As a result, our 2022 Annual Incentive Plan paid out at 140% of target and our 2020-2022 PSUs paid out at the maximum level of 200%.
Company Performance
We saw strong demand for vehicle rentals for full year 2022, and our revenues increased totaling approximately $12.0 billion, a 29% increase compared to 2021, despite the impact of the Omicron variant of COVID-19 in late 2021 and early 2022 and the uncertainty it caused. For 2022, net income was approximately $2.8 billion and Adjusted EBITDA (as defined below) was approximately $4.1 billion, which was the highest annual Adjusted EBITDA in our Company’s history. In 2022, we also returned capital to our shareholders through the repurchase of $3.3 billion of our Common Stock, resulting in the repurchase of 16.7 million shares. Our closing stock price on December 31, 2022 of $163.93 reflected a reduction compared to our closing stock price on December 31, 2021; however, our three-year cumulative total shareholder return was 408%.

Strategy
For 2023, we expect our strategy to continue to primarily focus on costs and customer experience to further strengthen our company, enable resilience and deliver stakeholder value. To execute our strategy, we expect to leverage marketing and technology, increase the electric vehicles in our fleet, and invest in related infrastructure.
Compensation Practices
We believe that our compensation programs reflect sound practices, such as:
•	executive stock ownership guidelines with significant share ownership requirements;
•	an executive compensation recoupment (or “clawback”) policy;
•	a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;
•	no excise tax gross-up or single-trigger change-in-control provisions; and
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•	no tax gross-ups on executive perquisites except for relocation and expatriate benefits per the Company’s standard practices.
2022 Compensation for our Named Executive Officers
Compensation paid to our named executive officers (“NEOs”) for 2022 increased compared to 2021, primarily driven by base salary increases and increases in the grant date value of long-term incentives. The increases were approved by the Committee based on a market review that indicated that while compensation was generally at median levels, three-year cumulative total shareholder return was well above median, as well as the Company’s robust financial performance during both 2021 and 2022.

CEO Compensation (in Summary Compensation Table) for Three-Year Tenure

($ in millions)

Three-Year Cumulative Total Shareholder Return
408%
$4.9
$8.6
$13.0
2020
2021
2022

A summary of 2022 compensation highlights are set forth below.
General	• Increases to base salaries were approved based on the Company’s performance in 2021 and based on a market review. • No discretionary adjustments were made to any incentive program for any reason.
Annual Incentive Program
• As a result of Company financial and individual performance, actual payouts for 2022 performance, as a percentage of target payout opportunity, were approximately 140% for all NEOs, other than our Executive Chairman whose payout was capped at 100% of target.
• The 2022 program design was generally consistent with the 2021 design, and included both Adjusted EBITDA goals, and an individual component comprised primarily of quantitative financial and operational metrics with measurable targets utilizing a “scorecard” approach. No payouts would be made under the individual component unless threshold Adjusted EBITDA goals and fixed cost goals were attained.

Long-Term Incentive Program (“LTIP”)
• Due to our strong financial results in 2021 and 2022, Performance-Based Stock Units (“PSUs”) granted in 2019 and 2020, subject to three-year Adjusted EBITDA performance goals, vested at the maximum level in 2022 and 2023, respectively.
• The 2022 LTIP included three-year cumulative Adjusted EBITDA goals, with a 75% weighting. A new cost reduction goal was introduced, with a 25% weighting, to focus attention on the importance of operational excellence to our long-term strategy.

Incremental Equity Awards
 As further described below, in light of the Company’s robust performance for 2022 and a review of market practice, the Committee awarded our CEO, CFO and EVP, Americas incremental time-based restricted stock unit (“RSU”) awards in December 2022, which cliff vest on the third anniversary of the date of grant.

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Our Named Executive Officers
This discussion addresses executive compensation in 2022 for our NEOs, who are:
•	Bernardo Hees – our Executive Chairman of the Board (our “Executive Chairman”).
•	Joseph A. Ferraro – our President and Chief Executive Officer (our “CEO”).
•	Brian J. Choi – our Executive Vice President and Chief Financial Officer (our “CFO”).
•	Ravi Simhambhatla – our Executive Vice President and Chief Digital and Innovation Officer (our “Chief Digital Officer”), hired in July 2022.
•	Izilda “Izzy” P. Martins – our Executive Vice President, Americas (our “EVP, Americas”).
Compensation for our NEOs is typically comprised of the following components, each of which is designed to provide competitive compensation to attract and retain a highly qualified executive team:
Component	Function and Objective
Base Salary	Paid in cash, provides a fixed form of annual compensation for the performance of primary responsibilities consistent with each executive’s experience and role.
Annual Incentive Awards
Comprised of annual cash incentive opportunities that are performance-based, compensate executives subject to achieving specific annual financial goals and individual goals, which are based primarily on quantitative financial and operational metrics with measurable targets utilizing a “scorecard” approach.

Long-Term Incentive Awards
Designed to align a significant component of executive compensation with shareholder interests, provide an incentive for executives to stay with the Company and achieve appropriately challenging long-range performance goals, and allow executives to share in the value created for the Company’s shareholders.

Other Compensation
We provide certain health, life insurance, disability and retirement benefits as part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our CEO) are limited to (i) deferrals under the executive deferred compensation plan, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan.

Other executive benefits and perquisites for NEOs include auto use and financial planning services. However, auto use and financial planning services are not provided to executives who joined the Company after December 31, 2021. Our CEO is also provided with agreed-upon limited personal use of Company-leased aircraft services.

Analysis of 2022 Pay Decisions
Compensation Philosophy
In 2022, “pay-for-performance” continued to be a fundamental tenet of our compensation philosophy, which includes rewarding attainment of appropriately challenging financial and individual performance goals and aligning our executives’ objectives with our shareholders’ interests, while ensuring that the Company’s executive compensation programs are designed to attract and retain a high-caliber leadership team.
Base Salaries for our Named Executive Officers
Salaries for NEOs are typically approved early in each year based on factors such as:
•	reasonable comparability with the Peer Group and Survey Data (as described under “Consideration of Peer Groups and Survey Data”);
•	individual and Company performance; and
•	each NEO’s responsibilities, capabilities and skills, leadership and drive to add value.
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For 2022, in light of the Company’s record financial performance in 2021 and following a market review that indicated that base salaries were below market median, the Committee approved base salary increases of approximately 20% for each of our CEO, CFO and EVP, Americas. The Committee also took into consideration that no base salary increases had been approved for 2021 as a result of the impact of the COVID-19 pandemic on the Company’s financial performance for 2020. For our Chief Digital Officer, in connection with his appointment in 2022, the Committee approved a base salary consistent with the Company’s past practice for this role, and, for our Executive Chairman, base salary was unchanged from 2021 to 2022.
Annual Incentive Awards
2022 AIP
For 2022, the Committee approved an annual incentive program (the “2022 AIP”) in which all of our NEOs participated other than our Executive Chairman. The program design was generally consistent with the 2021 program design. Target payout opportunity as a percentage of base salary was 200% for our CEO, 125% for our CFO and EVP, Americas, and 120% for our Chief Digital Officer, subject to a maximum payout opportunity of 150% of target.
2022 AIP Performance Metrics and Goals – Adjusted EBITDA Component
Consistent with prior years, the 2022 AIP included Adjusted EBITDA1 as a performance metric with a weighting of 50%:
•	in recognition of its wide acceptance and understanding as a metric within the Company;
•	because Adjusted EBITDA is a key measure of operational and financial performance, driven by our annual business plan; and
•	given the fact that Adjusted EBITDA has been strongly correlated to the Company’s long-term stock price performance.
The Adjusted EBITDA goals included in the 2022 AIP (the “AIP Adjusted EBITDA Goals”) as shown below were set based on the Company’s 2022 business plan approved by the Board at the end of 2021 (the “Business Plan”). At the time the Business Plan was approved, the Company’s outlook was difficult to predict given the state of pandemic, including the emergence of the Omicron variant in November 2021. As a result, at target, the global Adjusted EBITDA goal of $1.65 billion represented a decrease compared to 2021 results, but also represented a significant increase over pre-pandemic Adjusted EBITDA, which for 2019 was $788 million. At the threshold achievement level, the global Adjusted EBITDA goal was more than Adjusted EBITDA results for any year prior to 2021.
	Opportunity (% of Target)*	Adjusted EBITDA Goals (Dollars in millions)
Achievement Level		Global**	Americas
Maximum	150%	$2,150	$2,010
Target	100%	$1,650	$1,550
Threshold	50%	$1,150	$1,080
*	Straight-line interpolation used to determine achievement between specified achievement levels.
**	Includes unallocated corporate expenses.
2022 AIP Performance Metrics and Goals – Individual Scorecard Component
Consistent with 2021, to enhance the pay-for-performance nature of the 2022 AIP, an individual performance component, with a 50% weighting, was included to incorporate a broad set of goals which the Committee believed were important to our overall success and to each individual executive officer’s contributions to our business. The component is comprised of primarily quantitative financial and operational metrics, with measurable targets based on attainment of specific Business Plan goals and measured utilizing a “scorecard” approach. The achievement level of the individual scorecard goals is capped at 100% of target payout and subject to achievement of fixed cost goals set forth in the Business Plan. Scorecard achievement is then
[1]
We define Adjusted EBITDA as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net, charges for unprecedented personal-injury and other legal matters, net, which includes amounts recorded in excess of $5 million related to class action lawsuits, non-operational charges related to shareholder activist activity, which include third party advisory, legal and other professional fees, COVID-19 charges, net, other (income) expense, net and income taxes. This non-GAAP measure is a performance metric in our incentive programs.

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multiplied by 0% to 150% based on achievement of AIP Adjusted EBITDA Goals (from Below-Threshold to Maximum) to further align individual performance with overall company performance. Accordingly, in order for an NEO to be eligible for any payout under this component Threshold AIP Adjusted EBITDA Goals must be met.
Assuming attainment of fixed cost goals set forth in the Business Plan, the formula for determining the payout under the Individual Scorecard Component is:
Individual Scorecard Achievement (0% - 100%)	X	Achievement of AIP Adjusted EBITDA Goals (0% - 150%)
For example, if an NEO had achieved a score of 100% of target on his or her individual scorecard but Adjusted EBITDA was below the threshold achievement level (e.g., $1.0 billion), then the NEO would not have received any payout under the 2022 AIP, including under the individual scorecard component.
The Committee established individual performance metrics and goals for each NEO’s scorecard based on key objectives in support of the Business Plan and the Company’s overall strategy. Individual performance metrics for our CEO included, among others, revenue and improved customer satisfaction, with 100% being quantitative. The substantial majority of scorecard metrics and goals for our NEOs were quantitative with a limited percentage being qualitative but still based on achievement of specific objectives.
Set forth below is an illustrative example of a scorecard; however it does not represent the actual scorecard of any of our NEOs.
Illustrative Scorecard Example
Weight	Metric	Key Performance Indicator	Goal	Type of Measure
~90%	Revenue Growth	Total Revenue	Based on Business Plan	Quantitative
	Cost Control	Variable Costs
	Customer Service	Net Promoter Score
~10%	Other	Varies	Varies (i.e., completion, roll-out, etc.)	Qualitative
• Payout is subject to (1) adherence to fixed cost goals set forth in the Business Plan and (2) attainment of Threshold AIP Adjusted EBITDA Goals
• Achievement of total scorecard goals is capped at 100% of target, with the result multiplied by 0%-150% based on attainment of AIP Adjusted EBITDA Goals (from Below-Threshold to Maximum).
2022 AIP Results and Payouts
Payouts under the Adjusted EBITDA component of the 2022 AIP were 150% of target, reflecting the Company’s attainment of total Adjusted EBITDA of $4.1 billion, including Adjusted EBITDA of $3.7 billion for the Americas segment, which exceeded the Maximum AIP Adjusted EBITDA Goals. Payouts under the Individual Component were based on scorecard results multiplied by attainment of the applicable AIP Adjusted EBITDA Goals and reflected that each NEO adhered to fixed cost goals. For example, for the CEO, the Individual Component of the scorecard was determined based on a quantitative assessment of the scorecard factors, including robust revenue growth, cost control and improved net promoter scores, for a score of 86 out of 100 points. Accordingly, actual payouts under the 2022 AIP were as follows:
NEO	Base Salary ($)	Target (% of Base Salary)	Adjusted EBITDA(1) Component Payout % (50% Weight)	Individual Scorecard Component (50% Weight)			Total Payout (%)	Total Payout ($)
				Score	Adjusted EBITDA Multiplier %	Payout %
CEO	1,200,000	200%	150%	86	150%	129%	140%	3,348,000
CFO	600,000	125%	150%	88	150%	132%	141%	1,057,500
Chief Digital Officer(2)	252,055	120%	150%	86	150%	129%	140%	421,940
EVP, Americas	600,000	125%	150%	87	150%	131%	140%	1,051,875
(1)	Based on Global Adjusted EBITDA achievement for our CEO, CFO and Chief Digital Officer, and Americas Adjusted EBITDA for our EVP, Americas.
(2)	For Mr. Simhambhatla, 2022 salary is prorated to reflect that his employment with the Company began in July 2022.
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A reconciliation of our reported global net income to our reported global Adjusted EBITDA is set forth below (dollars are in millions):
Net Income		$2,756
Provision for income taxes		880
Income before income taxes		3,636
Add:	Non-vehicle related depreciation and amortization	235
	Interest expense related to corporate debt, net:
	Interest expense	250
	Early extinguishment of debt	—
	Restructuring and other related charges	19
	Transaction-related costs, net	8
	Unprecedented personal-injury and other legal matters, net	1
	COVID-19 charges, net	(9)
	Other (income) expense, net	(7)
Adjusted EBITDA		$4,133
We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and in comparing our results from period to period. We also believe Adjusted EBITDA is useful to investors because it allows them to assess our results of operations and financial condition on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
Executive Chairman Incentive Award
For our Executive Chairman, who did not participate in the 2022 AIP, the Committee approved an annual incentive award with Adjusted EBITDA as the sole metric, with goals at threshold and target consistent with the 2022 AIP. Target payout opportunity as a percentage of base salary was 100% and total payout opportunity ranged from 50% to 100% of target. The actual payout for this award was 100% based on Adjusted EBITDA results described above.
Long-Term Incentive Awards
2022 LTIP
For 2022, the Committee approved a long-term incentive program (the “2022 LTIP”) in which all NEOs participated. Grant date values for 2022 LTIP awards were determined in light of the Company’s record financial performance for 2021 and following a market review of the Peer Group, and in certain cases, Survey Data (as defined under “Consideration of Peer Groups and Survey Data”), as well as individual performance for 2021.
2022 LTIP — Type of Award
The Committee reviewed the following factors to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention and incentive goals, peer practices, the degree of alignment with shareholder interests and our pay-for-performance philosophy, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that a mix of 50% PSUs and 50% RSUs would:
•	align incentives with shareholders’ focus on profitability and financial performance;
•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and
•	incentivize retention of key employees over the long term.
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2022 LTIP — Vesting Terms and Performance Metrics and Goals
Under the 2022 LTIP:
•	RSUs are scheduled to vest, subject to continued employment, on the first three anniversaries of the date of grant, except that our Executive Chairman’s RSUs vest in June 2023;
•	PSUs are scheduled to vest on the three-year anniversary of the date of grant, subject to satisfaction of performance goals and continued employment;
•	Three-year cumulative Adjusted EBITDA was selected as a performance metric with a 75% weight for the PSUs based on several factors, including the following:
○	the Company’s Adjusted EBITDA has been strongly correlated to the Company’s long-term stock price performance; and
○	Adjusted EBITDA is a key measure of operational and financial performance driven by the Company’s strategy and widely understood within the Company and by the Company’s shareholders; and
•	To drive operational excellence and resilience over the long-term consistent with the Company’s strategy, a new variable cost performance metric was added for the PSUs with a 25% weighting.
The three-year cumulative Adjusted EBITDA goals are set forth below. The target goal represents attainment of three-year Adjusted EBITDA during the performance period which, at the time of approval, would have been the highest ever Adjusted EBITDA achievement for the Company for a three-year period by nearly $2 billion.
Achievement Level	Payout Opportunity* (as a % of target units awarded)	Adjusted EBITDA Goal (in billions)
Maximum	150%	$6.0
Target	100%	$5.0
Threshold	50%	$4.0
*	Straight-line interpolation is generally used to determine achievement between specified achievement levels.
Other 2022 Long-Term Incentive Awards
New Hire Grant. In addition to the 2022 LTIP, our Chief Digital Officer received a new hire award, the substantial majority of which was designed to replace forfeited compensation opportunities from the executive’s prior employment. The Committee granted him an RSU award with a grant date value of $5 million, vesting 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. In determining this vesting schedule, the Committee considered the importance of requiring four years of employment for the executive to receive the full benefit from this award given the special nature of the award, and that any unvested portion would be forfeited in the event of a voluntary separation from service. This award was also granted to incentivize our Chief Digital Officer to join our Company. In approving the award, the Committee recognized the importance of attracting top-level executive talent for this role, which is important to the execution of our long-term strategy and considered other factors, such as the executive’s extensive background and experience, and expected responsibilities. This role is key to the customer experience pillar of our strategy, which seeks to streamline reservation, modernize pick-up and exit, digitize the on-rent experience, and provide seamless returns.
Incremental Equity Awards. In December 2022, the Committee reviewed executive compensation for our CEO, CFO and EVP, Americas for 2022 in light of the very strong, record financial performance of the Company during the year following the significant impacts of the COVID-19 pandemic on the Company and the hospitality and travel industries. In conducting such review, the Committee considered that compensation for these executives has been in the median range of the Company’s Peer Group over the past three years while the Company’s three-year cumulative total shareholder return was well above median. Following this review, the Committee granted these officers incremental RSU awards with grant date values of $3.0 million, $1.5 million and $1.5 million, respectively, cliff vesting on the third anniversary of the date of grant, subject to continued employment. The Committee chose to grant these awards effective at year-end because the awards were designed to reward record financial performance of the Company, and to reinforce that they were one-time incremental awards outside of the annual LTIP program. In determining to cliff vest the awards after three years of continued employment, the Committee considered the importance of requiring three full years of employment for the executives to receive benefit from these awards given the special nature of the awards, and that the awards would be forfeited in the event of a voluntary separation from
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service. The Committee also considered that the vesting term would provide incentives for these officers to continue to deliver strong performance over a longer term, which would be reflected in our long-term stock price performance in recognition of the fact that our 2022 stock price had decreased, while we saw record financial performance.
Setting CEO and Other NEO Compensation
Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program are summarized below.
Role of the Independent Compensation Consultant
Consistent with its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2022. The compensation consultant reports to, and is directed by, the Committee, which has the authority to retain or terminate compensation advisers. In early 2022, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee, the compensation consultant did not provide additional services to the Company in 2022.
Compensation Decisions
In the case of NEOs other than the CEO and the Executive Chairman, our Human Resources staff develops recommendations as to the level of compensation for each pay component generally based on position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations), and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2022 Pay Decisions” above. Annual and long-term incentive plan designs are recommended by our Human Resources staff based on the Company’s business plan and goals, with input from the CFO and his staff. Recommendations related to the elements of pay generally reflect a review of practices of our Peer Group and Survey Data (as defined below), and are typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.
Each recommendation is then discussed with our CEO, Executive Chairman and Committee Chairman for feedback. Final recommendations are ultimately submitted to the Committee for consideration. The Committee is advised by the compensation consultant with respect to these recommendations and has the ultimate right and authority to revise and/or approve recommendations of management.
Compensation for our CEO and our Executive Chairman is determined by the Committee, working directly with the compensation consultant. The Committee determines each component of compensation for these executives, taking into consideration performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company’s operations.
Risk Assessment
In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and has concluded that the Company’s incentive awards would not be likely to encourage excessive risk-taking. Management also annually reviews the Company’s compensation policies and practices for employees generally with the Committee and the Company’s compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see “Functions and Meetings of the Board of Directors - Risk Management and Risk Assessment.”
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Consideration of Peer Groups and Survey Data
The Committee developed the Company’s peer group set forth below for 2022 pay decisions (the “Peer Group”), taking into consideration that very few direct industry competitors exist, the Company’s business model, the relevant labor market for talent and other factors, including but not limited to the following:
•	the industry for peer group companies, which the Committee believes should operate within hotel/resort, travel, trucking automotive retail and rental retail industries; and
•	market capitalization and revenue for peer group companies, with primary emphasis on market capitalization.
PEER GROUP
Alaska Air Group, Inc.	J.B. Hunt Transportation Services, Inc.
American Airlines Group Inc.	JetBlue Airways Corporation
Asbury Automotive Group, Inc.	KAR Auction Services, Inc.
AutoNation, Inc.	Norwegian Cruise Line Holdings Ltd.
Choice Hotels International, Inc.	Rent A Center, Inc.
Group 1 Automotive, Inc.	Ryder System, Inc.
Hertz Global Holdings, Inc.	Schneider National, Inc.
Hyatt Hotels Corporation	Travel + Leisure Co.
InterContinental Hotels Group PLC	United Airlines Holdings, Inc.
The Committee reviewed pay data of the Peer Group for 2022 pay decisions to ensure reasonable comparability of the compensation of our NEOs. The Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee reviews the Peer Group periodically to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion.
The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Willis Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data2 represents data from over 1,000 companies sized according to revenue, assets and number of employees.
In 2022, the Committee considered the Survey Data for each element of the 2022 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2022. Please refer to “Analysis of 2022 Pay Decisions” for the other factors considered in setting executive compensation for 2022.
Committee Consideration of the Company’s 2022 Shareholder Vote on Executive Compensation
The Committee reviewed the results of the Company’s Say on Pay vote in 2022. At the 2022 Annual Meeting of Shareholders, 98.4% of the votes cast were in support of the Company’s Say on Pay proposal. Based on the 2022 Say on Pay results and feedback from shareholders, the Committee concluded that the Company’s overall compensation program as it relates to its NEOs enjoys the support of the Company’s shareholders and does not require revision to address any broad shareholder concern.
Policy Related to Equity Awards
Our practice has been to grant regular long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include awards granted to all of the NEOs, are usually approved in the first quarter. However, the Committee retains the ability to determine, and has in the past determined, to make grants at other times during
[2]
While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our Company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.

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the year, including but not limited to approvals for executives hired or promoted during the year. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the grant date, which is often the date the Committee approves the award but may be a future specified date. The Committee typically approves a dollar amount for each RSU award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of RSUs to be granted.
Executive Stock Ownership and Retention Guidelines
Our executive stock ownership guidelines require NEOs to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options (if applicable), until reaching the following specified ownership thresholds:
Officer Role(s)	Threshold
Executive Chairman; CEO	Five times base salary
CFO	Three times base salary
Chief Digital Officer; EVP, Americas	Two times base salary
Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly and stock owned indirectly, including through the Company’s savings plan. As of December 31, 2022, each NEO had met the applicable ownership thresholds, other than our Chief Digital Officer who joined the Company in July 2022.
Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold an additional amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.
Employment and Change of Control Agreements; Severance Arrangements
To foster the retention of our key management team and in accordance with past practice, we have an agreement with our CEO under which the Company seeks to provide appropriate protections consistent with prevailing market practices. We also maintain an Executive Severance Plan, in which our other NEOs participate. Since December 31, 2021, there have been no material changes to the agreement with our CEO or the executive severance plan. A more detailed description of the Company’s current agreements and other arrangements with our NEOs is set forth below under the heading “Employment Agreements and Other Arrangements.” The benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth below under the heading “Termination, Severance and Change of Control Arrangements.”
Perquisites and Benefits
We have historically sought to provide perquisites to our executives that are consistent with those provided by the general market and Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance, auto leasing through the employee lease program and limited personal use of Company-leased aircraft services. The Company does not provide tax reimbursements or gross-ups on perquisites for any of our NEOs other than relocation and expatriate benefits in accordance with the Company’s standard policies.
The financial planning and auto use or allowance perquisites referred to above are not expected to and have not been offered to any new executive officer following December 31, 2021.
Employees, including our NEOs, may also receive tickets for professional sporting events, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use.
31

Anti-Hedging Policy
The Company’s insider trading policy prohibits directors, executive officers and other employees required to pre-clear trades in Company securities, along with members of their families and others living in their households and investment partnerships and other entities over which they have or share voting or investment control (collectively, the “Covered Persons”) from:
•
engaging in hedging and monetization transactions that permit any Covered Person to continue to own the Company’s equity securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•	holding the Company’s equity securities in a margin account or otherwise pledging the Company’s equity securities as collateral for a loan;
•	participating in transactions involving options in relation to the Company’s securities, such as puts, calls or other derivative securities on an exchange or in any other organized market; and
•	engaging in short sales of the Company’s equity securities.
For purposes of the above, the Company’s equity securities include securities acquired by a Covered Person as part of his or her compensation or otherwise. The Cooperation Agreement exempts Mr. Sarma from this policy. In his capacity as an advisor, director, general partner or manager of SRS or any affiliated fund, Mr. Sarma is not prohibited from pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, the securities of the Company, which transactions are otherwise in compliance with applicable law and the Cooperation Agreement.
Recoupment (Clawback) Policy
Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Exchange Act) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.
Compensation Committee Report
The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Karthik Sarma (Chair)
Lynn Krominga
Glenn Lurie
32

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Comp ($)(f)	Total ($)
Ferraro, Joseph A. President and CEO	2022	1,200,000	—	8,199,867	—	3,348,000	—	262,876	13,010,743
	2021	1,000,000	—	5,000,032	—	2,500,000	—	94,523	8,594,555
	2020	842,596	—	3,122,680	—	—	81,463	868,413	4,915,152
Choi, Brian J. EVP and CFO	2022	600,000	—	3,300,136	—	1,057,500	—	30,396	4,988,032
	2021	500,000	—	1,499,960	—	742,500	—	25,113	2,767,573
	2020	167,308	—	3,000,009	—	—	—	5,400	3,172,717
Hees, Bernardo Executive Chairman	2022	500,000	—	3,999,960	—	500,000	—	16,711	5,016,671
	2021	500,000	500,000	3,500,010	—	500,000	—	9,026	5,009,036
	2020	229,616	—	3,519,262	—	—	—	74,246	3,823,124
Simhambhatla, Ravi EVP, Chief Digital & Innovation Officer	2022	252,055	—	5,449,927	—	421,940	—	95,642	6,219,564
Martins, Izilda P. EVP, Americas	2022	600,000	—	2,400,048	—	1,051,875	—	40,030	4,091,953
	2021	500,000	83,333	800,045		737,500		39,470	2,160,348
	2020	425,861	—	594,403	—	—	—	492,527	1,512,791
(a)
Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan. For Mr. Simhambhatla, 2022 salary is prorated to reflect when his employment with the Company commenced in July 2022.

(b)
For 2021, for Mr. Hees, represents an annual bonus paid in July 2021 based on performance during the initial 12-month period following his start date; for Ms. Martins, represents a long-term cash bonus awarded in 2019 and paid in 2021.

(c)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2022 stock awards are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2022, included in our 2022 Form 10-K. The grant date value of the 2022 stock awards assuming achievement of the highest level of performance conditions are: for Mr. Ferraro, $9,499,756; Mr. Choi, $3,750,180; Mr. Hees, $4,999,950; Mr. Simhambhatla, $5,562,350; and Ms. Martins, $2,624,973. The 2022 stock awards are further discussed in the Compensation Discussion and Analysis (the “CD&A”).

(d)	For 2022, amounts reflected were earned based on the terms of the 2022 AIP as further discussed in the CD&A and include amounts deferred under the Company's Deferred Compensation Plan.
(e)
For 2022, while no value is shown for Mr. Ferraro, his pension value decreased by $114,749, primarily driven by the significant rise in interest rates. Avis froze this qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Please see the “Pension Benefits Table” for further information regarding this plan.

(f)	All Other Compensation is comprised of the compensation described in the following tables.
All Other Compensation Table
Name	Year	Company Contributions To Deferred Compensation Plans ($)(a)	Perquisites ($)(b)	Other Amounts ($)(c)	Total All Other Compensation ($)
Mr. Ferraro	2022	224,308	37,860	708	262,876
	2021	55,385	38,382	756	94,523
	2020	81,931	35,726	750,756	868,413
Mr. Choi	2022	3,050	26,815	531	30,396
	2021	2,900	21,703	510	25,113
	2020	769	4,121	510	5,400
Mr. Hees	2022	12,200	3,980	531	16,711
	2021	1,138	7,378	510	9,026
	2020	—	936	73,310	74,246
Mr. Simhambhatla	2022	—	95,642	—	95,642
Ms. Martins	2022	18,300	21,199	531	40,030
	2021	17,400	21,560	510	39,470
	2020	20,839	21,260	450,428	492,527
(a)
For Messrs. Ferraro, Choi and Hees and Ms. Martins, amounts represent Company matching contributions under the Company’s Executive Deferred Compensation Plan or 401(k) Plan. Under the terms of the Deferred Compensation Plan and 401(k) Plan participants may receive Company matching contributions up to a maximum cap of 6%.

(b)	Represents the perquisites presented in the “Perquisites Table” set forth below.
(c)
Amounts include the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Mr. Ferraro and Ms. Martins in 2020, includes cash compensation of $750,000 and $450,000, respectively, per the terms of their interim assignments. For Mr. Hees in 2020, represents the amount received in respect of Board compensation from his appointment to the Board in February through his appointment as Executive Chairman, effective July 1, 2020.

33

Perquisites Table
Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Other ($)(d)	Total Perquisites ($)(e)
Mr. Ferraro	2022	—	11,975	25,885	—	37,860
	2021	—	13,647	24,735	—	38,382
	2020	—	13,956	21,770	—	35,726
Mr. Choi	2022	—	5,050	17,785	—	26,815
	2021	—	6,103	11,750	—	21,703
	2020	—	506	3,615	—	4,121
Mr. Hees	2022	—	—	—	—	3,980
	2021	—	3,398	—	—	7,378
	2020	—	936	—	—	936
Mr. Simhambhatla	2022	—	—	—	95,642	95,642
Ms. Martins	2022	—	—	21,199	—	21,199
	2021	—	1,152	20,408	—	21,560
	2020	—	906	20,354	—	21,260
(a)
Under our aircraft policy, our CEO has reasonable non-business access to the Company’s leased jet services, subject to prevailing market practices. For our other NEOs, non-business access is subject to approval by our CEO. The incremental cost of personal use of the leased jet services is calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, and international fees for travel outside the United States. Since the aircraft is leased primarily for business travel, fixed costs are not included. If there are personal use flights for which an NEO does not personally pay this incremental cost, then the amount paid by the Company is reflected above. For 2022, 2021, and 2020, there was no such incremental cost to the Company related to personal use of the leased jet. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.

(b)
For Mr. Ferraro, includes actual costs the Company incurred for financial services provided by Ayco, including tax return preparation, financial planning and estate planning. For Mr. Choi, includes amount paid directly by the Executive for financial services with a third-party provider, with qualified amount reimbursed by the Company. Amounts in 2021 and 2020 also include Company-paid premiums in connection with a group excess liability umbrella insurance policy, which for 2021 did not exceed $3,398 for any NEO. In October 2021, the group excess liability umbrella insurance perquisite was eliminated.

(c)
Represents the annual lease value of a Company-provided car. NEOs are eligible to participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost.

(d)
Mr. Simhambhatla was eligible for relocation benefits under the Company’s standard policies for executives, consisting of temporary housing ($29,924) and related tax reimbursement ($15,278). In addition, he received commuting expenses (including air and ground travel) paid or reimbursed by the Company in the amount of $50,440.

(e)	For Messrs. Choi and Hees, amount includes payments for annual physical examination (annual costs did not exceed $3,980).
34

2022 Grants of Plan-Based Awards Table
The following table reflects information regarding our annual cash incentive plan and grants of stock awards (RSUs and PSUs) during 2022. We did not grant any stock options during 2022.
Name	Award Type	Grant Date (c)	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	Grant Date Fair Value of Stock Awards ($)(d)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Ferraro	Annual Incentive	—	—	1,200,000	2,400,000	3,600,000
	RSU	12/30/2022	12/8/2022							18,300	2,999,919
	RSU	3/9/2022	3/9/2022							13,351	2,599,974
	PSU	3/9/2022	3/9/2022				6,675	13,351	20,026		2,599,974
Mr. Choi	Annual Incentive	—	—	375,000	750,000	1,125,000
	RSU	12/30/2022	12/8/2022							9,150	1,499,960
	RSU	3/9/2022	3/9/2022							4,622	900,088
	PSU	3/9/2022	3/9/2022				2,311	4,622	6,933		900,088
Mr. Hees	Annual Incentive	—	—	250,000	500,000	500,000
	RSU	3/9/2022	3/9/2022							10,270	1,999,980
	PSU	3/9/2022	3/9/2022				5,135	10,270	15,405		1,999,980
Mr. Simhambhatla	Annual Incentive	—	—	151,233	302,466	453,699
	RSU	7/26/2022	7/26/2022							33,756	4,999,939
	RSU	7/26/2022	7/26/2022							1,519	224,994
	PSU	7/26/2022	7/26/2022				759	1,519	2,278		224,994
Ms. Martins	Annual Incentive	—	—	375,000	750,000	1,125,000
	RSU	12/30/2022	12/8/2022							9,150	1,499,960
	RSU	3/9/2022	3/9/2022							2,311	450,044
	PSU	3/9/2022	3/9/2022				1,155	2,311	3,466		450,044
(a)	Reflects pay opportunity under the 2022 AIP, which is discussed in the CD&A. Amounts actually earned and paid for 2022 performance are reflected in the Summary Compensation Table.
(b)
Represents awards of PSUs which are scheduled to vest in 2025, subject to both continued service through the vesting date and attainment of performance goals as described in the CD&A under “2022 Long-Term Incentive Awards.”

(c)
For Messrs. Ferraro and Choi and Ms. Martins, RSUs awarded March 9, 2022 are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, and RSUs awarded December 30, 2022 are scheduled to vest in full on the third anniversary of the date of grant, both generally subject to continued service through each vesting date. For Mr. Hees, the RSU award of 10,270 vests on June 30, 2023, subject to continued service. For Mr. Simhambhatla, the 1,519 RSUs awarded July 26, 2022 are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, and the 33,756 RSUs awarded July 26, 2022 are scheduled to vest in equal installments on each of July 26, 2024 and July 26, 2026, both generally subject to continued service through each vesting date.

(d)
Assumptions used in the calculation of the grant date fair value of the awards are included in Note 18 to our audited financial statements for the fiscal year ended December 31, 2022, included in our 2022 Form 10-K.

35

Outstanding Equity Awards at Fiscal Year-End Table
The following table reflects information regarding our outstanding stock awards at December 31, 2022. There were no stock options outstanding.
		Stock Awards(a)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Ferraro	12/30/2022	18,300(b)	2,999,919	—	—
	3/9/2022	13,351(c)	2,188,629	13,351(i)	2,188,629
	3/9/2021	26,766(d)	4,387,750	60,222(j)	9,872,192
	3/9/2020	15,806(e)	2,591,078	94,832(k)	15,545,810
Mr. Choi	12/30/2022	9,150(b)	1,499,960	—	—
	3/9/2022	4,622(c)	757,684	4,622(i)	757,684
	3/9/2021	8,030(d)	1,316,358	18,066(j)	2,961,559
	8/31/2020	29,317(f)	4,805,936	—	—
Mr. Hees	3/9/2022	10,270(g)	1,683,561	10,270(i)	1,683,561
	3/9/2021	—	—	24,089(j)	3,948,910
	6/30/2020	14,563(g)	2,387,313	37,500(l)	6,147,375
Mr. Simhambhatla	7/26/2022	35,275(h)	5,782,631	1,519(i)	249,010
Mr. Martins	12/30/2022	9,150(b)	1,499,960	—	—
	3/9/2022	2,311(c)	378,842	2,311(i)	378,842
	3/9/2021	4,283(d)	702,112	9,636(j)	1,579,629
	3/9/2020	3,596(e)	589,492	9,246(k)	1,515,697
(a)
Stock awards include RSUs and PSUs. Values are based on the closing price of our Common Stock on December 30, 2022 of $163.93. For PSUs where performance levels have been achieved but remained unvested as of December 31, 2022, the number of shares shown as outstanding reflect the actual achievement. Notes (b)-(l) are set forth below.

	Award	Scheduled Vesting
(b)	RSUs	December 30, 2025
(c)	RSUs	Three equal installments on March 9, 2023, 2024, and 2025.
(d)	RSUs	Two equal installments on March 9, 2023 and 2024.
(e)	RSUs	March 9, 2023
(f)	RSUs	August 31, 2023
(g)	RSUs	June 30, 2023
(h)	RSUs	506 on July 26, 2023, 17,384 on July 26, 2024, 507 on July 26, 2025, and 16,878 on July 26, 2026
(i)	PSUs
March 9, 2025 (or July 26, 2025 in the case of Mr. Simhambhatla’s award), based on three-year cumulative Adjusted EBITDA (75% weighting) and a variable cost metric (25% weighting), as discussed in the CD&A.

(j)	PSUs
March 9, 2024, based on highest one-year Adjusted EBITDA performance during the performance period, and disclosed above at maximum value as performance goals were achieved at the maximum vesting level (150% of target for NEOs other than Mr. Hees whose award vesting was capped at 100%).

(k)	PSUs	March 9, 2023, based on three-year cumulative Adjusted EBITDA performance, and disclosed above at the maximum value as performance goals were achieved at the maximum vesting level (200% of target).
(l)	PSU
July 1, 2023, if the average closing price of the Company's common stock equals or exceeds $30.44 per share over any 30 consecutive trading days during the period between the grant date and July 1, 2023.

36

2022 Option Exercises and Stock Vested Table
The following table reflects information regarding vesting of our stock awards during fiscal 2022. There were no stock options outstanding or exercised.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. Ferraro	79,445	17,325,137
Mr. Choi	33,331	5,688,766
Mr. Hees	46,680	6,865,694
Mr. Simhambhatla	—	—
Ms. Martins	13,515	2,918,842
(a)	The value realized on vesting reflects the market value of the shares on the applicable vesting date.
Pension Benefits Table
Name	Plan Name (a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Ferraro	Avis Rent A Car System, LLC Pension Plan	21 years, 1 month	377,631	—
(a)
Avis froze its qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Mr. Ferraro is the only NEO who participated in this plan. Prior to December 31, 1998, Mr. Ferraro earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 19 to our audited financial statements for the fiscal year ended December 31, 2022, included in our 2022 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31,1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.
Non-qualified Deferred Compensation Table
Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Ferraro	577,077	224,308	(279,655)	0	1,631,163
Mr. Choi	0	0	0	0	0
Mr. Hees	0	0	0	0	0
Mr. Simhambhatla	0	0	0	0	0
Ms. Martins	0	0	0	0	0
(a)
Under the deferred compensation plan as in effect during 2022, participants were able to elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.

(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.
(c)
All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)
Amounts represent ordinary-course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).

(e)
Represents total trust assets accumulated for all periods of plan participation through the end of 2022. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

37

Employment Agreements and Other Arrangements
Each NEO has a written agreement with the Company or is eligible to participate in the Executive Severance Plan, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements.”
CEO
Our CEO is party to a severance agreement with the Company. The agreement generally provides that if the executive’s employment is terminated by us other than for “Cause” (as defined below), disability or death, he will receive lump-sum severance equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include, if applicable, car usage and financial planning for a period of up to 24 months.
In addition, in connection with any such termination, the agreement also generally provides for accelerated vesting on termination of the stock-based awards that would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination.
Severance is contingent upon the executive’s execution and non-revocation of a separation agreement containing a release of claims against the Company and non-competition covenants.
Other NEOs
Each of our other NEOs is eligible to participate in the Executive Severance Pay Plan adopted by the Board in December 2020 (the “Executive Severance Plan”). The Executive Severance Plan provides that if any of these executives is involuntarily terminated other than for cause and delivers an agreement and general release as set forth in the plan, such executive shall be entitled to:
•	two years of base pay;
•
payment under the short-term incentive plan in place in the year of termination, pro rata for the amount of time employed in that year, based on the extent to which performance goals are achieved, with any individual component computed as though the applicable target was reached;

•
accelerated vesting of unvested RSUs scheduled to vest within one year of employment termination, and vesting of unvested PSUs scheduled to vest within one year of employment termination based on the extent to which the performance goals are achieved; and

•
a lump-sum payment equal to the Company’s portion of certain health care premiums for one year of coverage, and perquisites to include, if applicable, car usage and financial planning for a period of up to 12 months.

As noted above, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.
In addition, our equity award agreements generally provide for potential vesting upon death or disability prior to the vesting date, and our annual incentive program provides for payments in the event of an executive’s death or disability prior to the payment date.
Definition of Cause
For all NEOs, “Cause” is defined to generally include the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.
Discussion of Change-in-Control Provisions
The Company’s Amended and Restated Equity and Incentive Plan (the “Equity Plan”) generally provides that equity awards accelerate following a Change in Control (as defined in the Equity Plan) of the Company only if a participant is also terminated without Cause or experiences a Constructive Discharge (as defined in the Equity Plan) within two years following a Change in Control.
38

“Constructive Discharge” is generally defined as set forth in a grantee’s employment agreement, or if no agreement or definition exists it is defined as: (a) a material reduction in base compensation, (b) a material adverse change in the nature or status of duties or responsibilities, or (c) a relocation of more than 30 miles from the principal place of employment.
Potential Payments on Termination or Change of Control
The table below provides estimated potential severance payments for each NEO, as of December 31, 2022, under the circumstances described (excluding amounts accrued under the pension plan described above or other retirement plans, as applicable).
Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock- based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. Ferraro
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	3,348,000	39,774,008	—	43,122,008
Termination by Company without Cause or due to Constructive Discharge	7,200,000	33,855,807	106,909	41,162,716
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	7,200,000	39,774,008	106,909	47,080,917
Change of Control Transaction without Termination	—	—	—	—
Mr. Choi
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	1,057,500	12,099,182	—	13,156,682
Termination by Company without Cause or due to Constructive Discharge	2,280,941	5,716,567	27,086	8,024,594
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	2,280,941	12,099,182	27,086	14,407,209
Change of Control Transaction without Termination	—	—	—	—
Mr. Hees
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	500,000	15,850,720	—	16,350,720
Termination by Company without Cause or due to Constructive Discharge	1,523,441	10,218,249	—	11,741,690
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	1,523,441	15,850,720	—	17,374,161
Change of Control Transaction without Termination	—	—	—	—
Mr. Simhambhatla
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	421,940	6,031,640	—	6,453,580
Termination by Company without Cause or due to Constructive Discharge	1,435,470	82,949	—	1,518,419
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	1,435,470	6,031,640	—	7,467,111
Change of Control Transaction without Termination	—	—	—	—
39

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock- based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Ms. Martins
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	1,051,875	6,644,575	—	7,696,450
Termination by Company without Cause or due to Constructive Discharge	2,275,510	2,582,389	20,666	4,878,565
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	2,275,510	6,644,575	20,666	8,940,751
Change of Control Transaction without Termination	—	—	—	—
(a)
Descriptions of the terms “Cause” and “Constructive Discharge” are provided above under the sections captioned “Employment Agreements and Other Arrangements — Definition of Cause” and “Discussion of Change-in-Control Provisions.”

(b)
Lump-sum severance payments due to death or disability, for each NEO, is based on actual annual incentives under the AIP in 2022. For Mr. Ferraro, lump sum severance payments, other than due to death or disability, is calculated as of December 31, 2022, based on base salary and target annual incentive and multiplied by 200%. For Messrs. Choi, Hees and Simhambhatla and Ms. Martins, lump-sum severance payments, other than due to death or disability, are calculated as of December 31, 2022, based on base salary multiplied by 200%, actual incentives earned under the AIP in 2022, and the annual amount of the Company's contribution towards medical and dental premiums.

(c)
The values of RSUs and PSUs were calculated assuming accelerated vesting as of December 31, 2022 and based on the closing price of our Common Stock of $163.93. Additionally, values are based on maximum vesting levels for the 2020 and 2021 PSUs, and target vesting for the 2022 PSUs. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements.”

(d)
For Mr. Ferraro, reflects 24 months of continued health and dental, car benefits and financial planning. For Messrs. Choi, Hees and Simhambhatla and Ms. Martins, reflects 12 months of continued participation in financial planning and car benefits, as applicable based on each Executive's participation in such programs as of December 31, 2022.

CEO Pay Ratio
Based on a review of our internal records, we believe that there has not been a change in our employee population or compensation arrangements that would significantly change our pay ratio disclosure as compared to the last two years. However, the median employee identified for 2020 is no longer employed with the Company, and therefore, we have selected an employee (the “Median Employee”) in a similarly compensated position to calculate this year's pay ratio. We have calculated the total annual compensation for the Median Employee applying the same methodology used for our named executive officers, as set forth in the Summary Compensation Table above. Total compensation for 2022 for our CEO was $13,010,743. Our Median Employee's total compensation for 2022 was $40,933. The ratio of our CEO's pay to the pay of our Median Employee for 2022 was 318 to 1.
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Pay Versus Performance
In accordance with Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are required to disclose the relationship between executive compensation actually paid (“CAP”) by us and our financial performance over the applicable time period of the disclosure.
Pay Versus Performance Table
Fiscal Year	Summary Compensation Table Total for PEO (a)(b) ($)	Compensation Actually Paid (CAP) to PEO (a)(c)(d) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (e)(f)($)	Average Compensation Actually aid to Non-PEO NEOs (e)(g)($)	Total Shareholder Return (h)($)	Peer Group Total Shareholder Return (h)($)	Net Income ($)	Adjusted EBITDA (i)($)
2022	13,010,743	5,274,544	5,079,055	2,547,482	508.47	127.96	2.756 billion	4.133 billion
2021	8,594,555	64,815,057	3,344,194	21,392,900	643.21	155.22	1.283 billion	2.411 billion
2020	4,915,152	4,087,859	2,876,919	2,321,984	115.69	116.52	(684) million	(175) million
(a)	The PEO for each year is Mr. Ferraro.
(b)	Values reflect total compensation as shown in the Summary Compensation Table for each year shown.
(c)
In accordance with Item 402(v) of Regulation S-K, CAP is calculated first by subtracting the amounts shown in the Stock Awards column of the Summary Compensation Total (as shown elsewhere in this proxy) for each applicable year. Then the following adjustments are made to the calculation:

Year	Fair Value at 12/31 of equity awards granted during the year and unvested at 12/31 ($)	Fair Value at vesting of equity awards granted and vested in the year ($)	Change in fair value during the year of outstanding equity awards both on 1/1 and 12/31 ($)	Change in fair value during the year of outstanding equity awards on 1/1 that vested during the year ($)	Forfeitures of equity awards that had value on 1/1 that failed to vest during the year ($)
2022	8,197,914	0	(8,584,873)	850,627	0
2021	20,813,727	0	35,195,582	5,211,225	0
2020	2,608,091	699,225	(770,708)	(159,758)	0
(d)
In addition, for 2020, $81,463 of pension earnings in the Summary Compensation has been removed when calculating CAP, and no additional pension values have been included for any years as there are no service costs because the Avis Rent A Car System, LLC Pension Plan was frozen as of December 31, 1998.

(e)
Included NEOs for 2022 are Messrs. Choi, Hees and Simhambhatla and Ms. Martins. Included NEOs for 2021 are Messrs. Choi, Hees, Sita, and Rankin. Included NEOs for 2020 are Messrs. Choi, Hees, Rankin, North, and Tucker and Ms. Martins.

(f)	Values reflect the average total compensation as shown in the Summary Compensation Table for the included NEOs for each year shown.
(g)
In accordance with Item 402(v) of Regulation S-K, CAP is calculated first by subtracting the average of the amounts shown in the Stock Awards column of the Summary Compensation Total (as shown elsewhere in this proxy or the proxy for the applicable prior year) for each applicable year. Then the following adjustments are made to the calculation:

Year	Fair Value at 12/31 of equity awards granted during the year and unvested at 12/31 ($)	Fair Value at vesting of equity awards granted and vested in the year ($)	Change in fair value during the year of outstanding equity awards both on 1/1 and 12/31 ($)	Change in fair value during the year of outstanding equity awards on 1/1 that vested during the year ($)	Forfeitures of equity awards that had value on 1/1 that failed to vest during the year ($)
2022	3,955,662	0	(1,719,420)	(980,296)	0
2021	6,595,092	0	11,794,300	1,534,325	0
2020	1,481,115	27,969	(172,866)	(91,304)	(89,236)
(h)
Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 on December 31, 2019. The peer group TSR reflects the Dow Jones US Transportation Average Index.

(i)	The Company-selected measure is Adjusted EBITDA, which is a non-GAAP financial metric further described in the Compensation Discussion and Analysis section above.
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Most Important Financial Measures
The financial measures determined to be most important by the Committee under our incentive compensation programs are as follows:
Adjusted EBITDA	Fixed Cost	Variable Cost	Net Promoter Score
Analysis of the Information Presented in the Pay Versus Performance Table
As required by Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between CAP and the metrics presented in the Pay Versus Performance table.
For the three-year period shown in the table above, the amount of CAP is aligned with the Company’s TSR. For this same three-year period, our TSR has exceeded that of the peer group TSR presented in the table. The alignment of CAP with the Company’s TSR over the period presented is because a significant portion of the CAP is in the form of equity awards the value of which varies year to year depending on the stock price. For example, given the significant change in the Company’s 2020 TSR of $115.69 compared to the Company’s 2021 TSR of $643.21, the amount of 2021 CAP significantly exceeds 2020. Since the Company’s 2022 TSR of $508.47 was lower than the Company’s 2021 TSR of $643.21, the amount of 2022 CAP declined.
As shown in the table above, the amount of CAP is generally aligned with the Company’s net income over the three years presented in the table. While the Company does not use net income as a performance measure in its executive compensation program, the measure of net income is correlated with the measure Adjusted EBITDA, which is a performance goal under both the annual and long-term incentive compensation programs. CAP declined in 2022 although Adjusted EBITDA increased, primarily as a result of the impact of stock price on the calculation of CAP.
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Director Compensation
For 2022, our non-employee directors were eligible to receive an annual director retainer of $250,000. To reflect their additional responsibilities, the chairs and members of the Audit, Compensation and Corporate Governance Committees were also eligible to receive additional annual retainers in 2022. The current rates of these retainers are set forth below and reflect increases that were approved in December 2021. The increases were comprised of a $25,000 increase to the annual director retainer as well as increases to the additional annual retainers for the chairs and members of the above-referenced Committees as reflected below.
The changes in non-employee director compensation for 2022 were determined following a review of market practice conducted by the Company with input from Pay Governance, which was discussed and reviewed by the Corporate Governance Committee and approved by the Board based on the Corporate Governance Committee’s recommendation. Consideration was also given to the fact that individual directors’ responsibilities had increased since the size of the Board was decreased in 2020, while there had been no increase in retainers since before that time.
	Annual Retainers ($)
	2022	2021
Audit Committee Chair	35,000	25,000
Audit Committee Member	15,000	12,500
Compensation Committee Chair	30,000	25,000
Compensation Committee Member	15,000	12,500
Corporate Governance Committee Chair	30,000	18,000
Corporate Governance Committee Member	12,000	9,000
Annual retainers described above (collectively, “Director Fees”) are paid (i) 50% in cash on a quarterly basis and (ii) 50% in the form of an annual RSU award with vesting scheduled on the one-year anniversary of the grant date, subject to an annual cap of 30,000 units.
Under the Company’s deferred compensation plan applicable to non-employee directors (the “NED Plan”), directors may elect to defer all or a portion of their Director Fees. Directors who elect to defer cash fees may choose from various investment choices similar to those available to the NEOs under our executive deferred compensation plan or may elect to receive an increased RSU award in lieu of some or all of such cash fees. Under the NED Plan, settlement of RSUs is automatically deferred. Such units convert on a one-on-one basis into the Company’s Common Stock upon termination of service, a change in control, or at a different time based on a director’s election. Directors can also elect settlement to occur on the scheduled vesting date.
Directors do not receive any meeting fees or any benefits such as life or medical insurance. Any member of the Board who is also an officer or employee of our Company does not receive compensation for serving as a director. Directors are eligible for limited matching of charitable contributions through the Avis Budget Group Charitable Foundation, and are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.
Stock Ownership Guidelines
Minimum stock ownership guidelines require each non-employee director to acquire and hold designated levels of our Company’s Common Stock. Under these guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. Under these guidelines, stock ownership is defined to include stock owned by the director directly or indirectly, including any vested award deferred under the NED Plan. As of March 15, 2023, all current directors subject to these guidelines had exceeded such minimum ownership threshold other than Ms. Hariharan, who joined the Board effective January 1, 2022. SRS’s policies do not allow Mr. Pahwa to directly own any shares of the Company’s Common Stock, and he is therefore not subject to the Company’s stock ownership guidelines.
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2022 Director Compensation Table
The following table sets forth compensation paid to our directors during 2022, except for our Executive Chairman, who did not receive separate compensation for his service as a director during 2022 and whose compensation is set forth above in the Summary Compensation Table.
Name of Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
Pahwa, Jagdeep (d)	—	—	—	—	—
Hariharan, Anu	132,500	132,498	—	5,000	269,998
Krominga, Lynn	155,000	155,048	—	5,000	315,048
Lurie, Glenn	150,000	151,552	—	5,000	306,552
Sarma, Karthik (d)	—	—	—	—	—
(a)	Represents no more than 50% of non-employee director compensation as discussed above.
(b)
Stock awards represent a minimum of 50% of non-employee director compensation in the form of RSU awards. Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of stock units are determined by dividing such value by the Company’s closing stock price on the date of grant.

Outstanding awards for the Company’s non-employee directors at fiscal year-end were as follows: for Ms. Hariharan, 758 RSUs; for Ms. Krominga, 26,953 RSUs; and for Mr. Lurie, 11,807 RSUs.
(c)	Represents discretionary matching contributions available through The Avis Budget Group Charitable Foundation.
(d)	Mr. Pahwa and Mr. Sarma have waived compensation for Board service.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee, which administers the Company’s executive compensation policies and programs, is comprised entirely of independent directors: Karthik Sarma (Chair), Lynn Krominga and Glenn Lurie. No member of the Compensation Committee is or was formerly an officer or employee of the Company or any of the Company’s subsidiaries. See “Corporate Governance—Related Person Transactions” above for certain transactions involving the Company in which Mr. Sarma, in his capacity as Managing Partner at SRS, may potentially be deemed to have an indirect interest. In addition, none of our executive officers serve on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.
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Report of Audit Committee
Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.
In performing its oversight function, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the Audit Committee has received the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.
Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2023.
THE AUDIT COMMITTEE
Glenn Lurie, Chair
Lynn Krominga
Anu Hariharan
45

Proposal No. 2
Ratification of Appointment of Auditors
The Audit Committee’s Charter provides that the Audit Committee is responsible for:
•
appointing, compensating and overseeing the work performed by our independent auditors related to the audit of our annual consolidated financial statements and internal controls over financial reporting; and

•	evaluating the qualifications, performance and independence of our independent auditors with the assistance of management.
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte has served as our independent registered public accounting firm since 1997. Prior to appointing Deloitte for 2023, the Audit Committee considered Deloitte’s tenure, technical expertise, capabilities as independent auditors, industry knowledge and communication with the Audit Committee, and also considered the impact on the Company of changing independent auditors.
The lead engagement partner from Deloitte is required to be rotated every five years. The process for selecting a new lead engagement partner includes a meeting between the Audit Committee Chair and the candidate for this role, as well as discussion by the full Audit Committee and with senior management. The lead engagement partner from Deloitte was last rotated in 2020.
A representative of Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of shareholders.
Principal Accounting Firm Fees. Fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2022 and 2021 were as follows:
	Fee (in thousands)
Type of Fees	2022	2021
Audit Fees	$8,510	$7,622
Audit-Related Fees	$31	$31
Tax Fees	$3,661	$5,334
All Other Fees	$—	$—
Audit Fees. The aggregate audit fees primarily relate to the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 and for the reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings.
Audit-Related Fees. The aggregate audit-related fees for 2022 and 2021 primarily relate to services in connection with potential transactions or investments and audits of employee benefit plans.
Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2022 and 2021 relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2022, approximately $0.9 million of such fees related to U.S. and foreign tax return compliance and approximately $2.8 million related to tax advice and tax planning. For the fiscal year ended December 31, 2021, approximately $1.0 million of such fees related to tax compliance and approximately $4.3 million related to tax advice and tax planning.
All Other Fees. There were no other fees for the fiscal year ended December 31, 2022 or December 31, 2021.
The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence.
The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.
All services performed by the independent registered public accounting firm in 2022 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related,
46

tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. Prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year is presented to the Audit Committee for approval.
Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services for the fiscal year.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.
The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s consolidated financial statements.
Although not required by the Company’s By-laws or otherwise, the Board of Directors is submitting for shareholder ratification the selection of Deloitte as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2023.
47

Proposal No. 3
Advisory Approval of Executive Compensation
As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this Proxy Statement. We currently conduct an advisory vote on the approval of the compensation of our named executive officers each year, and expect the next such advisory vote will take place at our 2024 annual meeting of shareholders.
This vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee and our Board of Directors will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.
48

Proposal No. 4
Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation
Pursuant to SEC rules, the Company is providing to its shareholders a separate non-binding advisory vote to recommend whether an advisory vote on named executive officer compensation should occur every one, two or three years. Our shareholders voted on a similar proposal in 2017, with the majority voting to hold such an advisory vote every one (1) year.
After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every one (1) year remains the most appropriate alternative for our Company at this time, and therefore our Board recommends an annual vote for the advisory vote on executive compensation.
In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation provides the highest level of communication with our shareholders by allowing our shareholders to provide us with their direct input on our named executive officer compensation, as disclosed in our annual proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our shareholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters.
In the future, we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our shareholders on this proposal or for other reasons.
Shareholders may cast their vote on the preferred voting frequency by choosing the option of every one (1) year, every two (2) years, every three (3) years or abstaining from voting when voting on this proposal. Under our By-laws, the holders of a majority of the voting power of the issued and outstanding Common Stock present in person or represented by proxy and entitled to vote must vote for approval. Because this proposal has three choices (every one, two or three years), if none of the frequency alternatives receives the vote of the holders of a majority of the voting power of the issued and outstanding Common Stock present in person or represented by proxy and entitled to vote required by the By-laws, then we will consider shareholders to have approved the frequency alternative selected by holders of a plurality of the voting power of the issued and outstanding Common Stock present in person or represented by proxy and entitled to vote at the meeting.
This vote is advisory and not binding on our Board or the Company; therefore, our Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “EVERY ONE (1) YEAR” (AS OPPOSED TO 2 YEARS OR 3 YEARS) AS THE RECOMMENDED FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.
49

Shareholder Proposals for 2024 Annual Meeting
Proposals received from shareholders are given careful consideration by the Company. Shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s proxy statement for the 2024 annual meeting of shareholders if they are received by the Company on or before December 7, 2023. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2024 annual meeting of shareholders, such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the By-laws. In order for a proposal (other than nominations of directors) to be timely under the By-laws, it must be received not less than sixty days (i.e., March 25, 2024) nor more than ninety days (i.e., February 24, 2024) before the anniversary date of the immediately preceding annual meeting of shareholders. In order for a director nomination to be timely under the By-laws, it must be received not less than ninety days (i.e., February 24, 2024) before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting of shareholders is called for a date that is not within twenty-five days before or after the anniversary date of the immediately preceding annual meeting of shareholders, notice of a shareholder proposal in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting of shareholders was mailed or public disclosure of the date of the annual meeting of shareholders was made, whichever occurs first. Shareholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our By-laws must comply with the additional requirements of Rule 14a-19(b) no later than March 25, 2024.
Additional Information
Additional Copies. If you share an address with other shareholders of the Company, you may receive a single copy of the proxy materials (including a copy of the Proxy Statement and the 2022 Annual Report), unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected shareholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for shareholders and potential cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. We will promptly deliver a separate copy of the proxy materials upon request. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, Attention: Corporate Secretary, or by calling (973) 496-4700 and selecting the “Investor Relations” option. You should also follow these steps to notify your broker or us, as applicable, if you currently receive multiple copies of the proxy materials and wish to instead participate in householding.
Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of Common Stock. The Company has hired Innisfree M&A Incorporated to aid in the solicitation of proxies. We estimate that the fee for Innisfree M&A Incorporated will be up to $15,000 plus the reimbursement of reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.
By Order of the Board of Directors

JEAN M. SERA
Corporate Secretary
Dated: April 5, 2023
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Annual Meeting Proxy Card

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A Proposals — The Board of Directors unanimously recommends a vote "FOR" Items 1-3 and "1 YEAR" for Item 4. This proxy will be voted as directed, or, if no direction is indicated, will be voted "FOR" Items 1-3 and "1 YEAR" on Item 4.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Bernardo Hees	☐	☐	☐	02 - Jagdeep Pahwa	☐	☐	☐	03 - Anu Hariharan	☐	☐	☐
04 - Lynn Krominga	☐	☐	☐	05 - Glenn Lurie	☐	☐	☐	06 - Karthik Sarma	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

1 U P X

03S4KE

The 2023 Annual Meeting of Shareholders of Avis Budget Group will be held on
Wednesday, May 24, 2023 at 9:00 a.m. (Eastern Time), virtually via the internet at www.meetnow.global/M4WUPKW.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement, Annual Report and other proxy materials are available at:
www.envisionreports.com/CAR

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CAR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Avis Budget Group

Annual Meeting of Shareholders – May 24, 2023

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Joseph A. Ferraro, Brian J. Choi and Jean M. Sera, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 24, 2023 or at any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.